UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
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Soliciting Material Pursuant to §240.14a-12

United Community Banks, Inc.

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March 29, 2019
Dear Shareholder:
The 2019 Annual Meeting of Shareholders of United Community Banks, Inc. will be held on Wednesday, May 8, 2019 at 1:00 p.m. at The Ridges Resort, 3499 Highway 76 West, in Young Harris, Georgia.
Please carefully read the Notice and Proxy Statement for the Annual Meeting of Shareholders accompanying this letter so that you will know what you are being asked to vote on at the Annual Meeting.
Your vote is extremely important. To ensure proper representation of your shares at the Annual Meeting, please vote as soon as possible even if you currently plan to attend the Annual Meeting in person. The Notice and Proxy Statement contain instructions on how you can vote your shares online over the Internet, by telephone or through the mail.
If you need help at the Annual Meeting because of a disability, please contact us at least one week in advance of the Annual Meeting at (866) 270-5900.
On behalf of the Board of Directors and our team, we deeply appreciate the faith you have placed in us, and strive every day to earn your confidence and reward your trust.
Sincerely,
H. Lynn Harton
President and Chief Executive Officer

125 HIGHWAY 515 EAST
BLAIRSVILLE, GEORGIA 30514-0398

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
DATE AND TIME:	Wednesday, May 8, 2019, at 1:00 p.m., Eastern time
PLACE:	The Ridges Resort 3499 Highway 76 West Young Harris, Georgia 30582
ITEMS OF BUSINESS:	1. To elect ten directors to constitute the Board of Directors to serve until the next annual meeting and until their successors are elected and qualified;
2. To approve, on an advisory basis, the compensation of our Named Executive Officers;
3. To ratify the appointment of PricewaterhouseCoopers LLP as independent registered public accountant for 2019; and
4. To consider and act upon other matters that may properly come before the meeting or any adjournment thereof.
WHO CAN VOTE:	You may vote only if you owned shares of common stock at the close of business on March 11, 2019.
VOTING:
It is important that your shares be represented and voted at the Annual Meeting of Shareholders (the “Annual Meeting”). You can vote your shares over the Internet or by telephone (see instructions on the Notice of Internet Availability of Proxy Materials). If you requested or received a paper Proxy Card or voting instruction form by mail, you may also vote by signing, dating and returning your Proxy Card or voting instruction form. For specific instructions regarding the voting of your shares, see pages 2 through 3 of the accompanying Proxy Statement. If you attend the meeting you may, if you wish, withdraw your proxy and vote in person. Please call (866) 270-5900 if you need directions to attend the Annual Meeting.

If your shares are held in “street name,” meaning that your shares are held for your account by a broker or other nominee, you will receive instructions from the holder of record that you must follow for your shares to be voted.

INTERNET AVAILABILITY OF PROXY MATERIALS:
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be held on May 8, 2019. This Notice of Annual Meeting of Shareholders and the accompanying Proxy Statement for Annual Meeting of Shareholders, Annual Report on Form 10-K for the year ended December 31, 2018 and Proxy Card are available through the Internet at www.proxyvote.com. If you choose to view our proxy materials through the Internet, you may incur costs, such as telephone and Internet access charges, for which you will be responsible.

BY ORDER OF THE BOARD OF DIRECTORS,
Jimmy C. Tallent
Chairman of the Board
This Notice of Annual Meeting of Shareholders and the accompanying Proxy Statement for Annual Meeting of Shareholders, Annual Report on Form 10-K for the year ended December 31, 2018 and Proxy Card or voting instruction form were made available to you beginning on or about March 29, 2019.

125 HIGHWAY 515 EAST
BLAIRSVILLE, GEORGIA 30514-0398

PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS
This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of United Community Banks, Inc. for use at the 2019 Annual Meeting of Shareholders (the “2019 Annual Meeting”) to be held on Wednesday, May 8, 2019 at 1:00 p.m. at The Ridges Resort, 3499 Highway 76 West, Young Harris, Georgia, and at any adjournments or postponements of the 2019 Annual Meeting. For directions to the 2019 Annual Meeting, visit www.theridgesresort.com or call (866) 270-5900 and an Investor Relations professional can assist you.
In this Proxy Statement, we use terms such as “we,” “us,” “our,” “United” and the “Company” to refer to United Community Banks, Inc. and its subsidiary, United Community Bank (which we refer to as the “Bank”). We also sometimes refer to the Board of Directors of United Community Banks, Inc. as the “Board.” Additionally, we use terms such as “you” and “your” to refer to our shareholders.
In this Proxy Statement, we refer to the Notice of Annual Meeting of Shareholders, this Proxy Statement, our 2018 Annual Report to Shareholders, our Annual Report on Form 10-K for the year ended December 31, 2018 and the Proxy Card or voting instruction form as our “Proxy Materials.”
INFORMATION ABOUT THE PROXY MATERIALS
Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting To Be Held On May 8, 2019
We have posted materials related to the 2019 Annual Meeting on the Internet. The following materials are available on the Internet at www.proxyvote.com:
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This Proxy Statement for the 2019 Annual Meeting;

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United’s 2018 Annual Report to Shareholders; and

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United’s Annual Report on Form 10-K for the year ended December 31, 2018 previously filed with the SEC.

Why did I receive a notice in the mail regarding the Internet availability of the Proxy Materials instead of a paper copy of the Proxy Materials?
In accordance with rules adopted by the Securities and Exchange Commission (the “SEC”), we may furnish our Proxy Materials to our shareholders by providing access to such documents on the Internet instead of mailing printed copies. The Notice of Internet Availability of Proxy Materials was first sent or given to shareholders on March 29, 2019.
All shareholders will have the ability to access the Proxy Materials via the Internet by going to www.proxyvote.com or by requesting to receive a printed set of such Proxy Materials. Instructions on how to access the Proxy Materials over the Internet or to request a printed copy may be found on the Notice of Internet Availability of Proxy Materials.

INFORMATION ABOUT THE ANNUAL MEETING
What will I be voting on at the 2019 Annual Meeting?
This year you will be asked to vote on the following items of business:
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Proposal 1 — Election of ten directors to constitute the Board of Directors to serve until the next Annual Meeting and until their successors are elected and qualified;

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Proposal 2 — Approval, on an advisory basis, of the compensation of our Named Executive Officers as disclosed in this Proxy Statement; and

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Proposal 3 — Ratification of the appointment of PricewaterhouseCoopers LLP as independent registered public accountant for 2019.

Will other matters be voted on at the 2019 Annual Meeting?
We are not aware of any matters to be presented at the 2019 Annual Meeting other than those described in this Proxy Statement. If any other matters not described in the Proxy Statement are properly presented at the meeting, proxies will be voted in accordance with the best judgment of the proxy holders.
Who is entitled to vote?
All shareholders of record of United’s Common Stock at the close of business on March 11, 2019, which is referred to as the record date, are entitled to receive notice of the 2019 Annual Meeting and to vote the shares of Common Stock held by them on the record date. Each outstanding share of common stock entitles its holder to cast one vote for each matter to be voted upon.
What other information should I review before voting?
You should review United’s 2018 Annual Report to Shareholders and its Annual Report on Form 10-K filed with the SEC, including financial statements for the year ended December 31, 2018, before voting. Copies of these documents may be obtained without charge by:
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Accessing www.proxyvote.com;

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Accessing United’s website at www.ucbi.com; or

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Writing to the Secretary of United at Post Office Box 398, Blairsville, Georgia 30514-0398.

You may also obtain copies of United’s Annual Report on Form 10-K by accessing the EDGAR database at the SEC’s website at www.sec.gov.
How do I cast my vote?
If you hold your shares of common stock in your own name as a holder of record and you have Internet access, we encourage you to vote your shares via the Internet by going to www.proxyvote.com. Alternatively, you may vote your shares by telephone if you reside in the United States, Canada or the United States territories or in person at the 2019 Annual Meeting.
If your shares of common stock are held in “street name,” meaning that your shares are held for your account by a broker, bank or other nominee, you will receive instructions from your nominee which you must follow in order to vote your shares.
Proxies that are submitted through the Internet or, if applicable, executed and returned via mail, but do not contain any specific instructions on any proposal, will be voted “FOR” the proposals specified herein.
May I change my vote?
If you are a record holder, you may revoke your proxy by:
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Filing a written revocation with the Secretary of United at Post Office Box 398, Blairsville, Georgia 30514-0398; or

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Appearing in person and electing to vote by ballot at the 2019 Annual Meeting.

Any shareholder of record as of the record date attending the 2019 Annual Meeting may vote in person by ballot whether or not a proxy has been previously given, but the presence (without further action) of a shareholder at the 2019 Annual Meeting will not constitute revocation of a previously given proxy.
Any shareholder holding shares in “street name” by a broker or other nominee must contact the broker or nominee to obtain instructions for revoking the proxy instructions.
How many votes must be present to hold the 2019 Annual Meeting?
The presence, in person or by proxy, of holders of at least a majority of the total number of outstanding shares of common stock entitled to vote is necessary to constitute a quorum for the transaction of business at the 2019 Annual Meeting. As of the record date, there were 79,135,801 voting shares of common stock outstanding and entitled to vote at the 2019 Annual Meeting.
What vote is required to approve each proposal?
The required vote for each proposal at the 2019 Annual Meeting is as follows:
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Proposal 1 — For the election of directors, those nominees receiving the greatest number of votes at the 2019 Annual Meeting shall be deemed elected, even though the nominees may not receive a majority of the votes cast. However, as described in Proposal 1: Election of Directors — Majority Vote Requirement, under certain circumstances, nominees who are elected receiving less than a majority vote may be asked to resign;

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Proposal 2 — For the approval, on an advisory basis, of the compensation of our Named Executive Officers as disclosed in this Proxy Statement, the vote of a majority of the voting shares of common stock voted on the matter; and

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Proposal 3 — For the ratification of the appointment of PricewaterhouseCoopers LLP as independent registered public accountant for 2019, the vote of a majority of the voting shares of common stock voted on the matter.

For any other business at the 2019 Annual Meeting, the vote of a majority of the voting shares of common stock voted on the matter, assuming a quorum is present, shall be the act of the shareholders on that matter, unless the vote of a greater number is required by law.
How are votes counted?
Proposal 1 is the election of directors. Because directors are elected by a plurality of the votes cast, except as described in Proposal 1: Election of Directors — Majority Vote Requirement, the director nominees who get the most votes will be elected even if such votes do not constitute a majority. Directors cannot be voted “AGAINST,” and votes to “WITHHOLD AUTHORITY” to vote for a certain nominee will have no impact if the nominee receives a plurality of the votes cast. For the approval of all other proposals, you may vote “FOR” or “AGAINST” the proposal.
Abstentions and “broker non-votes” will be counted only for purposes of establishing a quorum, but will not otherwise affect the vote. “Broker non-votes” are proxies received from brokers or other nominees holding shares on behalf of their clients (in “street name”) who have not been given specific voting instructions from their clients with respect to non-routine matters. The ratification of independent auditors is considered a routine matter by brokers and other nominees allowing them to have discretionary voting power to vote shares they hold on behalf of their clients for the ratification of an independent auditor.
If you hold your shares of common stock in your own name as a holder of record and you fail to vote your shares, either in person or by proxy, the votes represented by your shares will be excluded entirely from the vote.

PROPOSAL 1
ELECTION OF DIRECTORS
Our Bylaws provide that the number of directors on the Board may range from eight to fourteen. The Board has set the current number of directors at ten. The number of directors may be increased or decreased from time to time by the Board by resolution, but no decrease shall shorten the term of an incumbent director. The terms of office for directors continue until the next Annual Meeting and until their successors are elected and qualified. All of the directors of United also serve on the Board of Directors of the Bank.
Information Regarding Nominees for Director
Set forth below is information on each director and nominee, along with a summary of their experience, qualifications, attributes and skills that qualify them for service on the Board. All of the nominees for director are existing directors that have been nominated by the Board for re-election.
Robert H. Blalock Age 71 Director since 2000 Audit Committee Nominating/Corporate Governance Committee
Mr. Blalock has been Chief Executive Officer of Blalock Insurance Agency, Inc. in Clayton, Georgia, since 1974. He served as an organizing director of First Clayton Bank and Trust when the bank was formed in 1988. He was a member of the board of directors and served on the Compensation and Audit Committees for First Clayton Bank and Trust, which was acquired by United in 1997, and was past Chairman of the Board. Mr. Blalock remains on the community bank board of United Community Bank — Clayton (the former First Clayton Bank and Trust) and joined United’s Board in 2000.
Mr. Blalock is a graduate of University of Georgia and served as an Infantry Officer in the United States Army. He served a tour of duty in Vietnam with the 101 Airborne Division. He was a member of the Rotary Club of Clayton board of directors from 1974 to 1991 and served as the club’s Vice President.
Mr. Blalock’s extensive knowledge and business experience, as well as involvement in our banking communities, provide critical insight to our Board. His experience and leadership of a small business in the Clayton community provides a much-needed perspective into a business community that is representative of a large portion of United’s service area. As a past member of the board of directors of First Clayton Bank and Trust, Mr. Blalock brings not only a rich history of banking leadership but a perspective of the bank acquisition process. The Board believes that Mr. Blalock’s 40 plus years of business experience and over 25 years of bank board experience make him well suited to serve on the Board.
L. Cathy Cox Age 60 Director since 2008 Compensation Committee Co-Chair Nominating/Corporate Governance Committee Chair Risk Committee
Ms. Cox was appointed dean of Mercer University’s School of Law, Georgia’s oldest ABA-accredited law school, in 2017. Ms. Cox brings to the Mercer Law deanship a breadth and depth of experience in higher education, public service and the practice of law. Prior to this appointment, Ms. Cox served for ten years as President of Young Harris College, a private, liberal arts college in North Georgia. During her tenure at the college, she moved the college from two-year to four-year status, doubled student enrollment and the size of the faculty of the institution and added more than $100 million in new facilities to the campus. Prior to joining the college, Ms. Cox was twice elected to serve as the Georgia Secretary of State. In this role she served as Commissioner of Securities, overseeing the regulation of the securities industry within the state.
Ms. Cox was twice elected to the Georgia House of Representatives where she served on the House Judiciary Committee; Game, Fish and Parks Committee; State Institutions and Properties Committee; Georgia Code Revision Commission and various House study committees. Prior to her public service, Ms. Cox worked in the private practice of law, first as an associate with Hansell & Post in Atlanta, Georgia, and then as a partner with Lambert, Floyd & Conger in Bainbridge, Georgia. She started her professional career as a newspaper reporter. Ms. Cox holds an A.S. degree from Abraham Baldwin Agricultural College, an A.B.J. degree from University of Georgia and a J.D. degree from Mercer University School of Law. She was Editor-in-Chief of the Mercer Law Review. She serves on the boards of several statewide non-profit and civic organizations.
Ms. Cox provides a unique combination of legal, governmental and educational experience to the Board. In her legal career, Ms. Cox served as legal counsel for community banks, hospitals and other businesses in Georgia. This, combined with her extensive government service, brings a depth of legal and governmental expertise to the Board. Her leadership in higher education demonstrates Ms. Cox’s vision and strong management skills and offers the perspective of key educational institutions to the Board. For these reasons, the Board believes Ms. Cox is well suited to serve on the Board.
Kenneth L. Daniels Age 67 Director since 2015 Audit Committee Compensation Committee Risk Committee Chair
Mr. Daniels began his career at First Union National Bank (now Wells Fargo) where he served as a Senior Commercial Loan Officer and Commercial Financial Analyst. In 1983, he joined BB&T and led various credit and risk management functions as the company grew from $2 billion to $187 billion in assets. In 2003, he was promoted to Chief Credit Risk and Policy Officer and later to Senior Risk Advisor, a position he held until his retirement in 2014.
Mr. Daniels is past President and Chair of both the Carolinas/Virginia Chapter and the Eastern North Carolina Chapter of the Risk Management Association (“RMA”). During his career, he served on the RMA’s National Agricultural Lending Council, the National Credit Risk Council, the Allowance for Loan and Lease Losses Roundtable and the Commercial Risk Grading Roundtable. He graduated from the RMA/Wharton Advanced Risk Management Program at The Wharton School of Business and also earned an M.B.A. degree at East Carolina University and a bachelor’s degree at the University of North Carolina, Chapel Hill.
Mr. Daniel’s 38 years as a banking leader and risk professional with extensive experience in loan portfolio management, regulatory requirements, policy development and data integrity provides the Board with a depth of banking and risk expertise and offers the perspective of a large regional banking institution to the Board. For these reasons, the Board believes Mr. Daniels is well suited to serve on the Board.

Lance F. Drummond Age 64 Director since 2018 Compensation Committee Nominating/Corporate Governance Committee Risk Committee
Mr. Drummond began his career in 1976 at Eastman Kodak, where he held several senior management positions including Divisional Vice President and General Manager Dental Products, Divisional Vice President and Regional General Manager Professional Products — Latin American region, Corporate Vice President and Chief Operating Officer Professional Products Division. In 2002, Mr. Drummond joined Bank of America as the Service and Fulfillment Operations executive for Global Technology and Operations. In this role, he led more than 19,000 associates who provided end-to-end operations support to 55 million consumer households, 2 million small business relationships, 200,000 commercial clients, 6,100 banking centers and 18,000 ATMs. In 2007, Mr. Drummond became Bank of America’s Global Consumer and Small Business Banking eCommerce/ATM executive. From 2009 to 2011, Mr. Drummond served as the Executive Vice President of Human Resources and Shared Services at Fiserv, Inc. In this role, he led the human resources function for Fiserv’s 20,000 employees. Additionally, he oversaw many of the company’s shared services, including Fiserv Global Services’ 2,800 employees, located in India and Costa Rica. In 2011, Mr. Drummond accepted the position of Executive Vice President of Operations and Technology at TD Canada Trust and served in this capacity until he retired in January 2015. In his role at TD Canada Trust, he led a team of associates who delivered personal and small business loan underwriting, funding, discharges, deposit operations, fraud management, collections, digitization and image transformation, service quality (Lean Six Sigma) and project management office services for Canadian Banking including retail, business and wealth.
Mr. Drummond is an independent director on the board of directors of the Federal Home Loan Mortgage Corporation (commonly referred to as “Freddie Mac”) where he serves on the Audit Committee and Nominations and Governance Committee and is chair of the Technology Working Group. He is a member of the Public Board of Governors of the Financial Industry Regulatory Authority (FINRA). He is also board member of CurAegis Technologies Inc., where he serves on the Audit Committee. Mr. Drummond earned his bachelor’s degree in Business Management from Boston University, MBA from the Simon Business School at the University of Rochester, and MS degree in Management Science from MIT. He received the MIT Sloan Fellowship in 1994 and the Aspen Institute’s Henry Crown Fellowship in 1998. Mr. Drummond is the founder of Dreamseeds — a children’s performing arts program at YMCA of Greater Rochester. He was recipient of the Rochester Area Community Foundation Award in 2000 and Rochester Mayor Unsung Heroes Award in 2001. He also received the University of Rochester Simon Business School Distinguished Alumnus Award in 2005 and Charlotte American Diabetes Association Father of the Year in 2005.
Mr. Drummond brings to the Board 40 years of business as an executive level business leader with multi-industry and international experience. He specializes in business transforming strategy development and execution and organizational change for business-to-business and business-to-consumer Fortune 500 companies, with demonstrated success in manufacturing, technology and financial services industries. For these reasons, the Board believes Mr. Drummond is well suited to serve on the Board.

H. Lynn Harton Age 57 Director since 2015 President and Chief Executive Officer
Mr. Harton serves as President and Chief Executive Officer of both United and the Bank. Mr. Harton joined United in 2012 as Chief Operating Officer. He was named President of United in 2014, elected to the Board in 2015 and named Chief Executive Officer of the Bank in August 2017. Prior to joining United, Mr. Harton served as the Executive Vice President and Head of Commercial Banking-South of Toronto-Dominion Bank (“TD Bank”) from 2010 to 2012. From 2009 to 2010, Mr. Harton served as President and Chief Executive Officer of The South Financial Group (“TSFG”), and from 2007 to 2009 he served as TSFG’s Chief Risk and Chief Credit Officer. During his time at TSFG, Mr. Harton raised capital to support TSFG during the financial crisis, negotiated the sale of the company to TD Bank, and, post-sale, led the successful integration of TSFG into TD Bank. Prior to joining TSFG, Mr. Harton served from 2003 to 2007 as the Chief Credit Officer of Regions Financial Corporation and Union Planters Corporation. He also had previously held various executive positions at BB&T from 1983 to 2003.
Mr. Harton earned his bachelor’s degree from Wake Forest University and has participated in various executive programs at Duke University, Wharton, Columbia, Northwestern, University of North Carolina and University of South Carolina. He is a past member of both the RMA National Community Bank Council and the RMA Board of Directors. He also has served on a number of additional financial boards and committees throughout his career, including the Palmetto Business Forum, RMA National Credit Risk Council, CBA National Small Business Banking Committee, and the Equifax Small Business Financial Exchange.
With more than 30 years of experience in the banking industry, Mr. Harton has extensive experience with respect to lending, risk management, credit administration and virtually all other aspects of United’s business. Mr. Harton’s leadership, experience and good judgment make him well suited to serve on the Board.
Jennifer K. Mann Age 48 Director since 2018 Audit Committee Compensation Committee Co-Chair
Ms. Mann has been employed with SAS since 1998 and currently serves as Vice President of Human Resources, where she is responsible for developing and guiding SAS’ human resources vision and articulating the organization’s strategy to help acquire, develop, reward and retain the best talent. Ms. Mann leads a global human resources organization that acts as a steward of the SAS culture and engages a global workforce of over 13,000 with diverse talents and skills. SAS has been ranked on the FORTUNE 100 Best Companies to Work For® list since the list’s inception. This recognition includes multiple number one rankings in the US, as well as the World’s Best Multinational Workplaces from Great Place to Work®, garnering accolades for SAS across the globe for its workplace culture and commitment to innovation. Her workplace culture insights have been shared in The Wall Street Journal, US World News and Report, CBS MoneyWatch.com, CBS Sunday Morning, CNN and The GREAT Workplace by Michael Burchell and Jennifer Robin. Ms. Mann was selected as a 2014 finalist for Chief Human Resources Officer of the Year by HRO Magazine. Prior to joining SAS, Ms. Mann held human resources leadership roles in industries such as high-tech manufacturing, healthcare and academia.

Ms. Mann serves on the advisory council at North Carolina State University’s Poole College of Management, as well as the board of directors for the North Carolina Marbles Kids Museum. She received her bachelor’s degree in Psychology and Business from Meredith College in Raleigh, North Carolina.
Ms. Mann provides a wealth of human resources experience to the Board. Her leadership in human resources demonstrates her vision and strong management skills and offers extensive human resources insight to the Board. For these reasons, the Board believes Ms. Mann is well suited to serve on the Board.
Thomas A. Richlovsky Age 67 Director since 2012 Lead Director Audit Committee Chair Nominating/Corporate Governance Committee Risk Committee
Mr. Richlovsky retired as Executive Vice President at PNC Financial Services Group Inc. (“PNC”) in 2011. He joined PNC upon its acquisition of National City Corporation in December 2008. Mr. Richlovsky was Chief Financial Officer, Treasurer and Principal Accounting Officer of National City at the time of its acquisition by PNC. During his 30-year tenure with National City, he assumed progressively greater responsibilities and gained extensive financial management, accounting and treasury expertise. Over that same period National City grew from approximately $5 billion in assets and 2,000 employees to $150 billion in assets and over 30,000 employees. Following the sale of National City to PNC, Mr. Richlovsky was appointed Executive Vice President of PNC and assisted in the integration of the two companies as well as managing several functional areas within the PNC finance group.
Mr. Richlovsky began his business career as an auditor in 1973 with Ernst & Ernst, a predecessor firm of Ernst & Young LLP, in Cleveland, Ohio. He has a bachelor’s degree from Cleveland State University and is a certified public accountant. He also completed graduate studies at The Stonier Graduate School of Banking at Rutgers University. During his business career he was active in numerous professional organizations, including the American Institute of Certified Public Accountants, Financial Executives Institute, Bank Administration Institute and National Investor Relations Institute. He continues to serve on the boards of several charitable and educational institutions.
Mr. Richlovsky has extensive experience in the financial services industry, having served in senior executive positions in finance, accounting and treasury at major banking organizations. Mr. Richlovsky’s expertise and experience in these finance-related areas of banking provide a valuable perspective making him well suited to serve on United’s Board.
David C. Shaver Age 69 Director since 2016 Audit Committee Compensation Committee
Mr. Shaver is Chief Executive Officer and founder of Cost Segregation Advisors, LLC, a national income tax advisory services company formed in 2006 in Atlanta as an outgrowth of Shaver’s accounting practice that focuses on commercial real estate owners and leaseholders. Previously, Shaver was an initial partner with Tatum Partners, now a division of Randstad, and was Chief Financial Officer and an equity partner of International Automotive Corp. Inc. Shaver’s prior experience also includes serving as Corporate Controller for The Home Depot, Inc., where he directed financial operations, financial planning and other matters. Prior to his experience with The Home Depot, Inc., Mr. Shaver served as Controller for a W.R

Grace Retail Group subsidiary and as Controller for Anomalous, Inc., an international subsidiary of Levi Strauss & Co. Mr. Shaver is active in his community as well and, for two years, devoted himself to forensic accounting and crisis management for his church in the office of the finance manager. Mr. Shaver received his bachelor’s degree from University of Tennessee, is a certified public accountant licensed in Georgia and Tennessee and is a member of The American Institute of CPAs, Georgia Society of CPAs, and Tennessee Society of CPAs. Mr. Shaver qualifies as a financial expert on the Audit Committee.
Mr. Shaver has extensive accounting and finance experience, having served in senior executive positions in finance, accounting and taxes at major organizations including operating an advisory and accounting practices firm. Mr. Shaver’s expertise and experience in these finance-related areas provide a valuable perspective to United’s Board making him well suited to serve on the Board.
Tim R. Wallis Age 67 Director since 1999 Compensation Committee
Mr. Wallis has been President of Wallis Printing in Rome, Georgia since 1985 and has been with the company since 1974. In addition to serving on the Board of United, Mr. Wallis also serves as Chairman on the community bank board of United Community Bank — Rome. He has served on the board of directors of the Printing and Imaging Association of Georgia (“PIAG”) and was Chairman of the association’s Government Relations Committee. In this capacity he worked directly with PIAG legislative liaisons at both the state and national levels. Mr. Wallis currently serves on the Georgia Chamber of Commerce board of directors and was formerly on the board of governors where he was the chair for northwest Georgia. Additionally, Mr. Wallis has significant investment interests in retail shopping centers throughout the Southeast. He also has served on the Darlington School Board of Trustees, Georgia Southern College Foundation Board of Trustees, Rome/Floyd YMCA Board of Trustees and the United Way of Rome and Floyd County Board of Trustees. He is a graduate of Georgia Southern University.
Mr. Wallis has been a community leader and long-term owner of a small business. With United’s interest in small business and commercial banking, Mr. Wallis brings a valuable perspective and insight to the Board. His varied experience in a number of community boards, as well as his service on the United Community Bank — Rome community bank board, gives the Board a much needed focus on the needs of our mid-size banking communities and the business owners within those communities. For these reasons, as well as his experience with statewide commerce, the Board believes Mr. Wallis is well suited to serve on the Board.
David H. Wilkins Age 72 Director since 2016 Risk Committee
Ambassador Wilkins is a partner at Nelson Mullins Riley & Scarborough LLP in Greenville, South Carolina and chairs the Public Policy and International Law practice group with a special focus on U.S. — Canada interests. He proudly served as U.S. ambassador to Canada from June 2005 to January 2009, appointed by President George W. Bush. Since returning to South Carolina from Canada, Ambassador Wilkins spent six years chairing the Clemson University Board of Trustees and remains an active member of that board. Additionally, he has served as a director on several corporate boards over the past ten years. He is a member of both the South Carolina Bar Association and the American Bar Association. In 2010, then South Carolina’s Governor-elect Nikki Haley tapped Mr. Wilkins to chair her government transition team. First elected in 1980, Ambassador Wilkins served 25 years in the South Carolina House of Representatives. He was elected speaker in 1994 — a position he held for 11 years until he resigned for his ambassadorship post. He is the recipient of numerous awards including the state’s highest honor, the Order of the Palmetto. Mr. Wilkins received his bachelor’s degree from Clemson University and his J.D. degree from University of South Carolina School of Law.
Mr. Wilkins has extensive legal, regulatory and governance experience, having served in a senior position in a law firm, U.S. Ambassador and State House of Representatives. Mr. Wilkins’ legal and governance experience provides a valuable perspective to United’s Board making him well suited to serve on the Board.
Board Independence
The Board has considered and determined that a majority of the members of the Board are independent, as defined under applicable federal securities laws and the NASDAQ listing requirements. During 2018, the independent directors were directors Blalock, Cox, Drummond, Daniels, Mann, Richlovsky, Shaver, Wallis and Wilkins. The independent directors meet in executive sessions every quarter without management.
Board Leadership
The Board elected Jimmy C. Tallent as Chairman of the Board and Thomas A. Richlovsky as Lead Independent Director. Historically, the Board has believed that its current structure best serves the interests of shareholders and that the appointment of one of its independent directors as Lead Director ensures that United benefits from effective oversight by its independent directors. This combination yields deep experience in United’s organization, strategy and markets, provided by Mr. Tallent, coupled with independent, shareholder-focused leadership, provided by Mr. Richlovsky. As noted below under Recent Changes, Mr. Tallent’s directorship will conclude at the 2019 Annual Meeting. Mr. Richlovsky will remain the Lead Independent Director.
Family Relationships
There are no family relationships between any director, executive officer (as defined by Item 401 of Regulation S-K), or nominee for director of United.
Recent Changes
On June 20, 2018, the Company announced that the Board appointed Lance F. Drummond and Jennifer K. Mann to serve as Board members until the Company’s 2019 Annual Meeting.
At the completion of his current directorship term and term as Executive Chairman which expires on June 30 2019, Mr. Tallent will continue in a consulting role. Mr. Tallent has served as a member of the Board of Directors since 1988, and his deep knowledge and understanding of United, its community banks and its lines of business as well as his demonstrated leadership abilities and his integrity, values and good judgment have made him a valuable resource to the Board. We thank Mr. Tallent for his many contributions, years of service and leadership of the Board.
Risk Oversight
United believes its risk management structure facilitates careful oversight of risk to United. Risk oversight of United is the responsibility of the Board. In such capacity, the Board receives and discusses regular reports prepared by United’s senior management, including the Chief Risk Officer, on areas of material risk to United. The Board (or the appropriate committee in the case of risks that are under the purview of a particular committee) uses these reports to enable it to understand the risk identification, risk management and risk mitigation strategies being used by United and to ensure that the strategies are implemented appropriately.

To further support the risk management function United also has a Risk Committee comprised solely of independent directors. The Risk Committee provides strong oversight by the independent directors by meeting frequently in executive sessions of the Board without management. These executive sessions allow the Risk Committee to review key decisions and discuss matters in a manner that is independent of management.
Shareholder Communication
The Board maintains a process for shareholders to communicate with the Board. Shareholders wishing to communicate with the Board should send any communication in writing to the Secretary, United Community Banks, Inc. Post Office Box 398, Blairsville, Georgia 30514-0398. Any such communication must state the number of shares beneficially owned by the shareholder making the communication. The communication will be forwarded to the full Board or to any individual director or directors to whom the communication is directed unless the communication is illegal or otherwise inappropriate, in which case the communication will be disregarded.
Director Nominations
General
The Board nominates individuals for election to the Board based on the recommendations of the Nominating/Corporate Governance Committee. A candidate for the Board must meet the eligibility requirements set forth in United’s Bylaws, Corporate Governance Guidelines and in any applicable Board or committee resolutions.
Nominating/Corporate Governance Committee Procedures
The Nominating/Corporate Governance Committee considers qualifications and characteristics that it, from time to time, deems appropriate when it selects individuals to be nominated for election to the Board. These qualifications and characteristics include, without limitation, the individual’s interest in United, his or her United shareholdings, independence, integrity, business experience, education, accounting and financial expertise, age, diversity, reputation, civic and community relationships and knowledge and experience in matters impacting financial institutions. In addition, prior to nominating an existing director for re-election to the Board, the Nominating/Corporate Governance Committee will consider and review an existing director’s Board and committee attendance and performance.
Shareholder Nominations
The Board and Nominating/Corporate Governance Committee of the Board will consider all director nominees properly recommended by any United shareholders in accordance with the standards described above. Any shareholder wishing to recommend a candidate for consideration as a possible director nominee for election at an upcoming meeting of shareholders must provide timely, written notice to the Board in accordance with the procedures available on United’s website, www.ucbi.com. The following is a summary of these procedures:
•
In order to be considered timely, a nomination for the election of a director must be received by United no less than 120 days before the anniversary of the date United’s proxy statement was mailed to shareholders in connection with the previous year’s Annual Meeting.

•
A shareholder nomination for director must set forth, as to each nominee such shareholder proposes to nominate:

◦
The name and business or residence address of the nominee;

◦
The number of shares of common stock of United which are beneficially owned by the person;

◦
The total number of shares that, to the knowledge of the nominating shareholder, would be voted for such person; and

◦
The signed consent of the nominee to serve, if elected.

•
A shareholder nomination for director must also set forth, as to each nominee such shareholder proposes to nominate:

◦
The name and residence address of the nominating shareholder; and

◦
The class and number of shares of common stock of United which are beneficially owned by the nominating shareholder.

Notices shall be sent to the Secretary, United Community Banks, Inc., Post Office Box 398, Blairsville, Georgia 30514-0398. There were no director nominations proposed for the 2019 Annual Meeting by any shareholder.
Board Meetings
The Board held ten meetings during 2018. All of the directors attended at least 75% of the meetings of the Board and meetings of the committees of the Board on which they served that were held during 2018. Directors are expected to be present at United’s Annual Meeting. All directors attended United’s 2018 Annual Meeting.
Board Committees
The Board currently has, and appoints members to, four standing committees: the Audit Committee, the Risk Committee, the Nominating/Corporate Governance Committee and the Compensation Committee. Each member of these committees is independent, and each committee has a charter approved by the Board. Committee charters are available on United’s website, www.ucbi.com.
Identified below are the members of the committees as of February 28, 2019 (M — member; C — chairman):
Name	Audit	Risk	Nominating/ Corporate Governance	Compensation
Robert H. Blalock	M	—	M	—
L. Cathy Cox	—	M	C	C
Kenneth L. Daniels	M	C	—	M
Lance F. Drummond	—	M	M	M
H. Lynn Harton	—	—	—	—
Jennifer K. Mann	M	—	—	C
Thomas A. Richlovsky	C	M	M	—
David C. Shaver	M	—	—	M
Jimmy C. Tallent	—	—	—	—
Tim R. Wallis	—	—	—	M
David H. Wilkins	—	M	—	—
Audit Committee
The Audit Committee assists the Board in its general oversight and serves as an independent and objective party to monitor United’s financial reporting process and internal control systems, to review and assess the performance of the independent registered public accountants and internal auditing department and to facilitate open communication among the independent registered public accountants, senior and financial management, the internal auditing department and the Board. Certain specific responsibilities of the Audit Committee include recommending the selection of independent registered public accountants, meeting with the independent registered public accountants to review the scope and results of the annual audit, reviewing with management and the internal auditor the systems of internal controls and internal audit reports, ensuring that United’s books, records, and external financial reports are in accordance with U.S. generally accepted accounting principles and reviewing all reports of examination made by regulatory authorities and ascertaining that any and all operational deficiencies are satisfactorily corrected.
The Board has determined that all of the members of the Audit Committee have sufficient knowledge in financial and accounting matters to serve on the Audit Committee including the ability to read and understand fundamental financial statements. The Board has determined that all of the members of the Audit Committee are “financially sophisticated,” as defined under the NASDAQ listing requirements, and that directors Richlovsky and Shaver qualify as “audit committee financial experts” in accordance with the applicable rules and requirements of the SEC.
The Audit Committee met 12 times during 2018.
Risk Committee
The Risk Committee assists the Board in its general oversight of the Company’s risk management processes and is responsible for an integrated effort to identify, assess and manage or mitigate material risks facing the Company. The Risk Committee’s primary functions include monitoring and reviewing United’s enterprise risk management processes, strategies, policies and practices to identify emerging risks, evaluate the adequacy of United’s risk management functions and make recommendations to the Board in order to effectively manage risks.
The Risk Committee met four times during 2018.
Nominating/Corporate Governance Committee
The Nominating/Corporate Governance Committee reviews United’s Corporate Governance Guidelines and policies and monitors compliance with those guidelines and policies. In addition, the Nominating/Corporate Governance Committee is responsible for identifying individuals qualified to become Board members and recommending to the Board nominees for election and candidates for each committee appointed by the Board.
The Nominating/Corporate Governance Committee met seven times during 2018.
Compensation Committee
The primary function of the Compensation Committee is to assist the Board in fulfilling its oversight responsibilities by designing and monitoring compensation policies and programs to assure that the compensation payable to the executive officers of the Company provides overall competitive pay levels, creates proper incentives to enhance shareholder value and rewards superior performance. Consistent with this function, and subject to Board oversight, the Compensation Committee also has responsibilities with respect to designing, approving, evaluating and administering the executive and director compensation policies and programs of the Company and approving and evaluating Company compensation policy for non-executive employees of the Company.
The Compensation Committee met eight times during 2018.

Majority Vote Requirement
United’s majority vote policy states that nominees for director who are elected but receive less than a majority of the votes cast for the election of directors may be asked to resign. The policy allows the Board to waive this majority vote requirement where a general campaign against the election of a class of directors of public companies resulted in a United nominee being elected with less than a majority vote without consideration of the particular facts and circumstances applicable to the individual United nominee. A waiver of the majority vote requirement will not be permitted if the votes cast resulted from a campaign directed specifically against the election of an individual United nominee, even in circumstances where a majority of the Board disagrees with those voting against that director’s election.
Vote Required
Each proxy executed and returned by a shareholder will be voted as specified thereon by the shareholder. If any nominee withdraws or for any reason is not able to serve as a director, the proxy will be voted for such other person as may be designated by the Board as a substitute nominee but in no event will the proxy be voted for more than ten nominees. Management of United has no reason to believe that any nominee will not serve if elected. All of the nominees are currently directors of United.
Directors are elected by a plurality of the votes cast by the holders of the shares entitled to vote in an election at a meeting at which a quorum is present even though the nominees may not receive a majority of the votes cast. However, as described in Proposal 1: Election of Directors — Majority Vote Requirement, under certain instances nominees who are elected receiving less than a majority vote may be asked to resign. An abstention or a broker non-vote will be included in determining whether a quorum is present at the meeting but will not have any other impact on the outcome of a vote.
Recommendation
The Board recommends you vote “FOR” each nominee for director.

CORPORATE GOVERNANCE
Code of Ethical Conduct
In addition to a Code of Ethics applicable to all of our employees, United has adopted a Code of Ethical Conduct designed to promote ethical conduct which includes, among other members of senior management, United’s Chief Executive Officer, Chief Financial Officer and Chief Accounting Officer. The Code of Ethical Conduct complies with the federal securities law requirement that issuers have a code of ethics applicable to principal financial officers and with applicable NASDAQ listing requirements. United’s Code of Ethical Conduct is available on its website and was filed as Exhibit 14 to its Annual Report on Form 10-K for the year ended December 31, 2003. If there is an amendment or waiver, United will post any such amendment or waiver on the Company’s website, www.ucbi.com.
Certain Relationships and Related Transactions
United has a written related person transaction policy that governs the review, approval and ratification of any transaction that would be required to be disclosed by United pursuant to Item 404 of Regulation S-K under the Securities Act of 1933. United’s Board or the Audit Committee of the Board must approve all such transactions under the policy.
Prior to entering into such a related person transaction or an amendment thereof, the Board or Audit Committee must consider all of the available relevant facts and circumstances including, if applicable, benefits to United, the impact of a transaction on a director’s independence, the availability of other sources for comparable products or services, the terms of the transaction and the terms available to or from unrelated third parties or employees generally, as the case may be. No member of the Board or Audit Committee shall participate in any review, consideration or approval of any related person transaction with respect to which such member or any of his or her immediate family members is a related person.
Neither United’s Board nor the Audit Committee of the Board has approved any related person transactions during the past three years in accordance with United’s written related person transaction policy.
The Bank has, and expects to have in the future, banking transactions in the ordinary course of business with directors and officers of United, and other related persons, on the same terms (including interest rate and collateral) as those prevailing at the time for comparable transactions with unaffiliated third parties. Such transactions have not involved more than the normal risk of collectability or presented other unfavorable features.
During 2018, United paid $507,643 to the law firm Nelson Mullins Riley & Scarborough (“NMRS”) for various legal services. Director Wilkins is a partner in NMRS. The Audit Committee and Board were aware of this relationship when they approved NMRS to perform legal work for the Company. The fees paid to NMRS amount to less than one-tenth of 1% of that firm’s total revenue and did not exceed established thresholds that are incompatible with being considered independent, as set under the rules of NASDAQ, applicable provisions of the Exchange Act, and our Corporate Governance Guidelines. Mr. Wilkins performed no work for the Company and received no compensation related to the engagement. The Board considered this relationship in determining that Mr. Wilkins is an independent member of the Board and Nominating/Corporate Governance Committee for 2018, as contemplated by NASDAQ and applicable provisions of the Exchange Act.

Executive officers
Biographical information for Mr. Harton is included in Proposal 1: Election of Directors —  Information Regarding Nominees for Director. The following sets forth biographical information concerning our executive officers who are not directors. The age of each executive officer is as of December 31, 2018.
Richard W. Bradshaw, 57, has served as our Chief Banking Officer since January 2019, where he oversees all of our 149 branch locations across our four-state footprint, manages our diverse commercial lines of business, including middle market, asset-based lending, income property, senior care, Small Business Administration (“SBA”), capital markets, lending and builder finance. As Chief Banking Officer, Mr. Bradshaw is also responsible for our mortgage division, United Community Mortgage Services. Before being named Chief Banking Officer, Mr. Bradshaw served as President, Commercial Banking Solutions (formally known as Specialized Lending) since March 2014. Mr. Bradshaw has more than 28 years of banking industry experience. Before joining United, he served as the head of U.S. SBA Programs at TD Bank from October 2010 to March 2014. Before TD Bank, Mr. Bradshaw served as President at UPS Capital Business Credit, where he was responsible for asset-based lending, equipment leasing, SBA and insurance. Mr. Bradshaw is a retired commander from the U.S. Naval Reserve Intelligence Program and served five years of active duty as a captain in the U.S. Air Force.
Robert A. Edwards, 54, has served as our Chief Risk Officer since March 2019, where he is responsible for the oversight of our credit culture, delivering solid credit performance and all facets of our enterprise risk management. Before being named Chief Risk Officer, Mr. Edwards served as our Executive Vice President and Chief Credit Officer since January 2015, where he is responsible for oversight of our credit culture and managing our credit risk. Mr. Edwards has more than 25 years of experience in the financial services industry. Before joining United, he served as an Executive Credit Officer over Credit Policy and Risk Reporting and Analytics at TD Bank from 2010 until 2015 and before that he served as the Chief Credit Officer at The South Financial Group.
Bill M. Gilbert, 66, has served as our President of Community Banking since 2014. In 2018, he was responsible for overseeing our 31 “community banks” with 149 offices. Before 2014, Mr. Gilbert served as our Director of Banking from 2012 to 2013, Regional President from 2011 to 2013 and Head of Retail Banking from 2003 to 2011. Before joining United, he was the President of Farmers and Merchants Bank and is a past chairman of the Georgia Board of Natural Resources. Mr. Gilbert retired effective March 2019.
Jefferson L. Harralson, 53, has served as our Executive Vice President and Chief Financial Officer since April 2017, where he is responsible for managing and directing our accounting, financial and reporting activities. He is also responsible for mergers and acquisitions, investor relations, treasury, capital management, budgeting and forecasting. Mr. Harralson has more than 25 years of experience in the financial services industry. Before joining United, he was a managing director for Keefe, Bruyette and Woods (“KBW”). He joined KBW as Vice President in 2002 and was charged with rebuilding the firm’s Southeastern Bank Research effort after the events of September 11, 2001. Mr. Harralson led KBW’s small and midsized bank research team and, most recently, was associate director of research. Mr. Harralson has spent his career focused on the banking industry, particularly small and midsized banks.
Bradley J. Miller, 48, has served as our Executive Vice President, General Counsel and Corporate Secretary since March 2019, where he is responsible for the company’s legal affairs, corporate governance activities and compliance matters. Mr. Miller previously served as the company’s Chief Risk Officer (2014 – 2019) in addition to his current role. Prior to joining United in 2007 as General Counsel, Miller was a litigation attorney with Kilpatrick Stockton LLP (now Kilpatrick Townsend) with a focus in consumer and regulatory matters. Mr. Miller has 25 years of banking and legal experience.
Jimmy C. Tallent, 66, has served as our Executive Chairman since July 2018. He served as Chief Executive Officer of United from the time it was formed in 1988 until June 30, 2018, and he has served as Chairman of the Board since February 2015. Mr. Tallent served as Chief Executive Officer of the Bank from 1984 through August 2017, at which time Mr. Harton was named his successor.

COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS
In this section, we sometimes refer to the Compensation Committee as the “Committee.”
Compensation Discussion and Analysis
The following compensation discussion and analysis for 2018 describes our of compensation programs, our underlying compensation philosophy and the fundamental elements of the compensation paid to our named executive officers and should be read together with the compensation tables and related disclosures contained herein. This discussion contains forward-looking statements that are based on our current considerations, expectations and determinations regarding future compensation programs. The actual amount and form of compensation and the compensation programs that we adopt may differ materially from current or planned programs as summarized in this discussion.
In this Proxy Statement, our “named executive officers,” or “NEOs,” are the individuals who served as our principal executive officer, our principal financial officer, our former principal executive officer who served in this role for a portion of 2018 and our three other most highly compensated executive officers in 2018. Our NEOs along with their positions as of December 31, 2018 are shown in the following table.
Name	Title	Age as of the Annual Meeting
H. Lynn Harton	President and Chief Executive Officer	57
Jefferson L. Harralson	Executive Vice President and Chief Financial Officer	53
Bill M. Gilbert	President of Community Banking(1)	66
Robert A. Edwards	Executive Vice President and Chief Credit Officer(2)	54
Richard W. Bradshaw	President, Commercial Banking Solutions(3)	57
Jimmy C. Tallent	Executive Chairman and Former Chief Executive Officer (transitioned in 2018)(4)	66

(1)
Mr. Gilbert served as our President of Community Banking as of year-end 2018, but he retired in March 2019.

(2)
Mr. Edwards served as our Executive Vice President and Chief Credit Officer as of year-end 2018. In March 2019, Mr. Edwards became our Chief Risk Officer.

(3)
Mr. Bradshaw served as our President, Commercial Banking Solutions as of year-end 2018. In January 2019, Mr. Bradshaw became our Chief Banking Officer.

(4)
Mr. Tallent retired from his position as Chief Executive Officer effective June 30, 2018 at which time he transitioned into his role as Executive Chairman.

Compensation Philosophy
Our compensation programs are designed to attract and retain key employees and to motivate them to achieve our desired short- and long-term objectives with the goal of increasing shareholder value over the long-term. The Committee believes that the compensation of our NEOs should reflect their success as an executive management team and as individuals in attaining key operating objectives. Our key operating objectives include:
•
Growth of revenue, loans and deposits;

•
Growth of operating earnings and earnings per share;

•
Operating returns on equity and assets;

•
Growth or maintenance of market share, long-term competitive advantage, customer satisfaction, and operating efficiencies; and

•
Ultimately, long-term growth in the market price of our stock.

The Committee also believes that compensation should not be excessive or based on the short-term performance of our stock, whether favorable or unfavorable, and should not encourage unnecessary or excessive risks. Further, the Committee believes that performance objectives should be motivating and challenging but also achievable and consistent with our safe and sound operation.

Additionally, the Committee intends to continue to evaluate our compensation philosophy and programs as circumstances require, and, at a minimum, the Committee will review executive compensation annually. The Committee may from time to time grant additional equity awards and make adjustments to the components of our executive compensation program in connection with its periodic compensation review.
Executive Summary
2018 Performance Highlights
2018 was a great year for United. Despite ongoing industry challenges such as rapid technology change, intense competition and increasing interest rates, we set new records for net income, earnings per share, return on assets and return on equity. We were able to increase our dividend to $0.58, an increase of $0.20 (or 53%) over last year.
In 2018, we ranked ‘Highest Customer Satisfaction in the Southeast Region’ by the J.D. Power 2018 U.S. Retail Banking Satisfaction StudySM for the fifth consecutive year. We were also named one of the ‘Best Banks to Work For’ by American Banker for the second consecutive year. The ‘Best Banks to Work For’ program, which was initiated in 2013 by American Banker and Best Companies Group, identifies, recognizes and honors U.S. banks for outstanding employee satisfaction.
Key financial highlights of the year include:
•
Net Income

◦
Net income improved $98.3 million to $166.1 million, or $2.07 per diluted share, in 2018 from $67.8 million, or $0.92 per diluted share, in 2017.

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Net operating income, a non-GAAP financial measure, improved $51.6 million to $172.0 million, or $2.14 per diluted share, in 2018, from $120.3 million, or $1.63 per diluted share, in 2017.

•
Return on Average Assets

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Return on average assets improved 73 basis points to 1.35% in 2018 from 0.62% in 2017.

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Operating return on average assets, a non-GAAP financial measure, improved to 1.40% in 2018 from 1.09% in 2017.

•
Return on Tangible Common Equity

◦
Return on common equity improved to 11.60% in 2018 from 5.67% in 2017.

◦
Operating return on tangible common equity, a non-GAAP financial measure, improved to 15.7% in 2018 from 12.0% in 2017.

•
Organic loan growth of  $289 million, with growth in core transaction deposits of  $190 million (excluding acquisitions) in 2018.

•
Our net interest margin improved to 3.91% in 2018 from 3.52% in 2017.

•
Credit quality performance remained strong during 2018.

◦
Net charge-offs to average loans improved to 0.07% for 2018 from 0.08% in 2017.

◦
Non-performing assets, excluding restructured loans, to total assets improved to 0.20% in 2018 from 0.23% in 2017.

•
Efficiency Ratio

◦
Efficiency ratio improved to 57.31% in 2018 from 59.95% in 2017.

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Operating efficiency ratio, a non-GAAP financial measure, improved to 55.94% in 2018 from 56.67% in 2017.

For a reconciliation of each non-GAAP financial measure to the most directly comparable GAAP measure, see GAAP Reconciliation as well as related disclosures beginning on page 37 in our Annual Report on Form 10-K for the year ended December 31, 2018.
Our goal is to be a top financial performer in our peer group, which should lead to strong returns to shareholders over time. We also aim to provide a competitive dividend to shareholders to add to the returns they receive from owning our stock. We increased our quarterly cash dividend to shareholders three times in 2018, from $0.10 per share to $0.12 per share in the first quarter to $0.15 per share in the second quarter and to $0.16 per share in the fourth quarter. The following graph shows our quarterly dividends for the periods presented and our total shareholder return in comparison to our peers. The source of total shareholder return data is S&P Global Market Intelligence which standardizes financial data to assist with comparisons across multiple companies. As such, the standardized data presented for us may differ from our actual calculations, which do not take into account such standardizations.
Our Management Incentive Plan focuses on four key operational performance measures that the Committee believes leverage our strengths and drive long-term success: (1) earnings per share, (2) non-performing assets as a percentage of total assets, (3) our efficiency ratio and (4) customer satisfaction ratings. The following graphs summarize our 2018 performance with regard to three of these four key financial/operational measures compared with our peers. The customer satisfaction rating operational measure is based on Customer Service Profiles for which peer comparison is unavailable. See Comparison to Peers below for a list of the peers we use. The source data for the following graphs is S&P Global Market Intelligence which standardizes financial data to assist with comparisons across multiple companies. As such, the standardized data presented for us may differ from our actual calculations, which do not take into account such standardizations.

(1)
Graphical data does not include FCB Financial Holdings Inc., which was acquired in January 2019, or Capital Bank Financial Corp., acquired in November 2017, because comparison data was not available. However, both institutions were included in our compensation peer group in 2018.

(2)
For UCBI, EPS Growth is reported on an operating basis and excludes the impact of certain one-time items in connection with M&A activity and the Tax Cuts and Jobs Act. See page 32 for a reconciliation with GAAP-reported information.

(3)
NPAs exclude restructured loans as a percent of total assets.

Summary of 2018 Executive Compensation Decisions
Base Salary
•
Mr. Harton’s base salary was increased to $750,000 in 2018 in connection with his promotion as our Chief Executive Officer.

•
Mr. Harralson’s base salary remained unchanged in 2018 from 2017 as a result of his hiring in mid-2017.

•
Mr. Gilbert and Mr. Edwards received salary increases in 2018 after receiving no increases in 2017, with both officers moving from salaries of  $325,000 to $350,000.

•
Mr. Bradshaw received an increase of  $37,500.

•
Mr. Tallent’s base salary was decreased from $775,000 to $500,000 in 2018 in connection with his transition to the role of Executive Chairman.

Annual Cash Incentives
•
Annual cash incentive opportunities were reviewed and adjusted in February 2018. Adjustments were made to provide market-competitive opportunities to each officer, and to appropriately reflect each officer’s contributions to our performance.

•
We determine cash incentive payment for our NEOs based on the achievement of specified financial and nonfinancial performance objectives under our Management Annual Incentive Plan of 2007. See Elements of Compensation — Non-Equity Incentive Awards below for additional information regarding this plan.

•
Based on 2018 performance, cash incentive payments were earned at 118.6% of target.

Long-Term Incentives
•
All NEOs received long-term equity incentive awards in September 2018. In 2018, we implemented a revised long-term incentive plan strategy, with assistance from our compensation consultant, McLagan, by adding a market condition component. We believe that long-term equity incentive awards provide a competitive incentive opportunity for each executive officer, strengthens the alignment of executive pay with shareholder value creation, and creates an additional link between pay and our performance (specifically, our return on average assets and total shareholder return).

◦
70% of the awards vest based on performance, with shares vesting ratably in 2020, 2021, 2022, and 2023, based on our performance in the calendar year before vesting. The performance measure is return on average assets relative to our designated equity peer group, as adjusted by the total shareholder return modifier.

◦
30% of the awards vest ratably over four years based on continued employment.

•
See Elements of Compensation — Long-Term Equity Incentive Awards below for additional information regarding these awards.

2018 Compensation Decision Process
The Role of the Compensation Committee and Management
The Committee has overall responsibility for recommending to our Board the compensation of our Chief Executive Officer and Executive Chairman and determining the compensation of our other executive officers. No member of the Committee has been an officer or employee of United, and each Committee member qualifies as an “independent director” under the NASDAQ listing requirements. All members of the Committee are shareholders of United and several members of the Committee have a significant percentage of their net worth invested in our shares, such that members’ interests are aligned with the interests of other shareholders.
Our NEO compensation for 2018 was determined under programs reviewed and approved by the Committee, and where appropriate, approved by the Board. Under its charter, the Committee is responsible for designing, approving, evaluating and administering our executive and director compensation policies and programs and approving and evaluating our compensation policies for non-executive employees.
Members of management assist the Committee by providing recommendations that management believes will establish appropriate and market-competitive compensation plans for our NEOs. Additionally, our Chief Executive Officer and other members of executive management and the Committee work together to establish, review and evaluate performance goals for our performance-based incentive plans. The Committee reviews the performance of, and makes recommendations regarding, compensation for the Chief Executive Officer and Executive Chairman. Our Chief Executive Officer reviews the performance of, and makes recommendations to, the Committee regarding the compensation for all other NEOs. The Committee reviews and approves such recommendations but retains absolute discretion to approve the recommendations of the Chief Executive Officer and Executive Chairman or make adjustments, as the Committee deems appropriate. Our Chief Executive Officer attends the Committee meetings, participates in compensation discussions and provides input and recommendations that the Committee considers, but he does not attend meetings or participate in deliberations or voting with respect to his own compensation.
In approving compensation, the Committee reviews the following factors to determine the amount of salary and other benefits to pay each NEO:
•
Performance against corporate and individual objectives for the previous year;

•
Difficulty of achieving desired results in the coming year;

•
Scope of responsibilities;

•
Internal comparability considerations;

•
Value of their unique skills and capabilities to support our long-term performance;

•
Peer group compensation information;

•
Performance of their general management responsibilities; and

•
Contribution as a member of the executive management team.

Other factors that the Committee may consider in recommending and/or approving compensation of the NEOs include objective measurements of our business performance, our accomplishment of strategic and financial objectives, our development of management talent and other matters relevant to our short-term and long-term success and the enhancement of shareholder value in the broadest sense.
The Role of the Compensation Consultant
The Committee has the authority under its charter to select, retain and consult with outside professional advisors, including compensation consultants. During 2018, the Committee engaged McLagan, a performance/reward consulting and benchmarking firm for the financial services industry, to review executive compensation versus market data at peer firms, to review director compensation on a similar basis and to advise the Committee on other compensation-related matters.

The Committee assessed the independence of McLagan, taking into consideration all factors specified under NASDAQ listing standards. Based on this assessment, the Committee determined that McLagan was independent and such engagement did not raise a conflict of interest.
Results of Shareholder “Say-on-Pay” Vote
We held an advisory “say-on-pay” vote in 2018 on the compensation of our NEOs. Our shareholders approved our NEO compensation with 95.7% of votes “FOR” the “say-on-pay” resolution. The Committee believes that the strong result of this vote is evidence that our compensation policies and decisions are in the best interests of our shareholders and we expect to apply similar principles going forward. In the future, the Committee will continue to take the results of the “say-on-pay” vote into consideration when making compensation decisions. While this vote is not binding on us, our Board and Committee value the opinions of our shareholders and, to the extent there is any significant vote against the compensation of our NEOs, we will consider shareholders’ concerns, and the Committee will evaluate whether any actions are necessary to address those concerns.
Comparison to Peers
The Committee used the following peer group of financial institutions during its discussions regarding 2018 compensation for our NEOs.
Company Name	Ticker	Company Name	Ticker
Ameris Bancorp	ABCB	Old National Bancorp	ONB
BancorpSouth Bank	BXS	Pinnacle Financial Partners	PNFP
Bank of the Ozarks	OZRK	Renasant Corp.	RNST
Capital Bank Finl Corp(1)	CBF	S&T Bancorp Inc.	STBA
FCB Financial Holdings Inc.	FCB	Simmons First National Corp.	SFNC
First Financial Bancorp.	FFBC	South State Corporation	SSB
First Financial Bankshares	FFIN	Texas Capital Bancshares Inc.	TCBI
First Merchants Corp.	FRME	Trustmark Corp.	TRMK
Fulton Financial Corp.	FULT	Union Bankshares Corp	UBSH
Home BancShares Inc.	HOMB	United Bankshares Inc.	UBSI
International Bancshares Corp	IBOC	WesBanco Inc.	WSBC
LegacyTexas Finl Group	LTXB

(1)
Capital Bank Financial Corp. was acquired in late 2017. However, compensation information from the 2016 performance year remained available and appropriate for comparison.

The Committee believes that this group was representative of the markets in which we compete for executive talent. Our compensation consultant, McLagan, reviewed and updated the compensation peer group in July 2018. While the Committee uses the peer group to obtain a general understanding of the current compensation practices for our industry as compared to United, including a review of base salaries, non-equity incentive awards and long-term equity incentive awards, for 2018, the Committee did not seek to pay compensation at a specified level relative to the peer group.
Elements of Compensation
Annual Base Salary
We strive to provide our NEOs with a level of annual cash base salary that is competitive with our peer group of companies in the financial services industry. In order to ensure that salary levels remain appropriate and competitive, the Committee reviews base salaries annually and makes adjustments after considering many factors, including those summarized within 2018 Compensation Decision Process herein.
The Committee increased the base salary of certain NEOs in 2018 after considering a number of factors including each executive’s individual performance, skills and experience, and the Committee’s philosophy of paying base salaries that are competitive. Specifically, the Committee increased Mr. Harton’s salary to $750,000 effective July 1, 2018 in connection with his appointment as our Chief Executive Officer. Mr. Tallent, our former Chief Executive Officer, retired from this role on June 30, 2018, and became our Executive Chairman. In connection with this transition, the Committee decreased his base salary to $500,000 effective July 1, 2018. The salaries of Mr. Gilbert, Mr. Edwards and Mr. Bradshaw were increased during 2018 to reflect market adjustments in conjunction with the annual review process. Mr. Harralson’s base salary remained unchanged in 2018 from 2017 as a result of his hiring in mid-2017. The following table shows each NEO’s base salary at year-end 2017 and 2018.
Name	2017 Salary	2018 Salary	Salary Increase/Decrease
H. Lynn Harton	$700,000	$750,000	+7%
Jefferson L. Harralson	$400,000	$400,000	—%
Bill M. Gilbert(1)	$325,000	$350,000	+8%
Robert A. Edwards(2)	$325,000	$350,000	+7%
Richard W. Bradshaw(3)	$287,500	$325,000	+13%
Jimmy C. Tallent(4)	$775,000	$500,000	-55%

(1)
Mr. Gilbert served as our President of Community Banking as of year-end 2018, but he retired in March 2019.

(2)
Mr. Edwards served as our Executive Vice President and Chief Credit Officer as of year-end 2018. In March 2019, Mr. Edwards became our Chief Risk Officer at which time his salary was increased to $375,000.

(3)
Mr. Bradshaw served as our President, Commercial Banking Solutions as of year-end 2018. In January 2019, Mr. Bradshaw became our Chief Banking Officer at which time his salary was increased to $375,000.

(4)
Mr. Tallent retired from his position as Chief Executive Officer effective June 30, 2018 at which time he transitioned into his role as Executive Chairman.

Non-Equity Incentive Awards
Management Annual Incentive Plan of 2007. The Committee believes that NEO incentive compensation should be linked directly to the achievement of specified financial and nonfinancial objectives. As a result, the Committee adopted, and shareholders approved, the Management Annual Incentive Plan in 2007, which we refer to as the Management Incentive Plan. This “pay-for-performance” plan governs the amount of non-equity incentive compensation we award annually to our NEOs.
Under the Management Incentive Plan, the Committee determines who is eligible to participate in the plan, the target, maximum and threshold awards that can be awarded under the plan and the corporate performance metrics and qualitative measures used to determine awards, which are generally based on annual corporate and financial performance goals established at threshold, target and maximum levels based on our strategic objectives, and individual goals established for each executive. At the end of each year, the actual performance for each of the chosen metrics is measured separately against its target level. Corporate performance that meets the target level results in a 100% payout. Awards are prorated for performance between levels (e.g., between target, threshold and maximum). The Committee has discretion to modify awards so long as such modified awards are within plan parameters. In the event that the Committee makes such an adjustment in the case of unforeseen or extraordinary circumstances and events, a written explanation of the business rationale will be provided to the participant.

2018 Incentive Award Opportunities.   In 2018, the Committee established cash incentive award opportunities under the Management Incentive Plan expressed as a percentage of base salary. Target award opportunities are designed to provide for total cash compensation that rewards executives for driving our success and are competitive with general market practices. The threshold award opportunity for each officer was 50% of the target opportunity, and the maximum award opportunity was 150% of the target opportunity. For 2018, the Committee set the potential incentive payments, expressed as a percentage of year-end base salary, with the exception of Mr. Tallent, as part of his transition to Executive Chairman, for which the potential incentive payment was based on his average 2018 base salary, as follows.
Name	Threhold (%)	Threshold Incentive Payment ($)	Target (%)	Target Incentive Payment ($)	Maximum (%)	Maximum Incentive Payment ($)
H. Lynn Harton	50.0	375,000	100.0	750,000	150.0	1,125,000
Jefferson L. Harralson	32.5	130,000	65.0	260,000	97.5	390,000
Bill M. Gilbert	22.5	78,750	45.0	157,500	67.5	236,250
Robert A. Edwards	22.5	78,750	45.0	157,500	67.5	236,250
Richard W. Bradshaw	22.5	73,125	45.0	146,250	67.5	219,375
Jimmy C. Tallent	37.5	239,063	75.0	478,125	112.5	717,188
2018 Incentive Award Corporate Performance Goals. In 2018, the Committee selected four corporate performance objectives determined by the Committee to encompass critical aspects of our financial performance and sound management of asset quality. The four selected corporate performance objectives, the assigned weight for each objective and the threshold, target and maximum performance level for each objective, as well as our actual performance under each objective for 2018, were as follows:
Performance Objective	Overall Weight	2018 Corporate Performance Levels			2018 Actual
		Threshold	Target	Maximum
Operating Earnings Per Share	40%	$2.05	$2.15	$2.20	$2.14(2)
NPAs/Total Assets(1)	25%	0.55%	0.45%	0.35%	0.20%
Operating Efficiency Ratio	20%	58%	56%	55%	55.9%(2)
Customer Satisfaction Rating	15%	95.5%	96.25%	97.00%	97.60%

(1)
Non-Performing Assets/Total Assets metric excludes restructured loans.

(2)
Both our operating earnings per share and operating efficiency ratio excludes merger-related and other charges. See GAAP Reconciliation for additional information.

2018 Incentive Award Individual Performance Goals.   In order to qualify for an annual incentive award, individual performance must also meet established expectations. The process for individual performance assessments is summarized within 2018 Compensation Decision Process herein. Additional considerations of individual performance expectations for the Chief Executive Officer include leadership of the executive management team, community involvement and presence, market expansion and enhancement, strategic planning and implementation, corporate governance, risk management and ability to focus on the long-term interests of our shareholders. Additional considerations of individual performance expectations for all other NEOs include leadership, strategic planning and achievement of business unit operational and production goals.

2018 Incentive Award Payouts.   Based on our corporate results described above and each executive’s individual performance, we awarded our NEOs the following non-equity incentive compensation awards in 2018:
Name	2018 Award	2018 Award as % of Target	2018 Award as % of Salary
H. Lynn Harton	$889,500	118.6%	118.6%
Jefferson L. Harralson	$308,360	118.6%	77.1%
Bill M. Gilbert	$186,795	118.6%	53.4%
Robert A. Edwards	$186,795	118.6%	53.4%
Richard W. Bradshaw	$173,453	118.6%	53.4%
Jimmy C. Tallent(1)	$567,056	118.6%	88.9%

(1)
As a result of Mr. Tallent’s 2018 transition from Chief Executive Officer to Executive Chairman, Mr. Tallent’s 2018 award payout was based on his average 2018 base salary.

Long-Term Equity Incentive Awards
Equity Plan. An important element of our compensation program is the use of long-term incentives, in the form of equity compensation. We believe that equity-based awards:
•
Are a key retention tool that encourages the long-term service of our executives;

•
Gives senior management a direct interest in our future success;

•
Directly align the interests of our executives with shareholder value creation.

All of our equity incentive awards have been granted under the Amended and Restated 2000 Key Employee Stock Option Plan, as amended, which is a broad-based, shareholder approved plan covering NEOs and other key employees, which we refer to as the “Equity Plan.” The Equity Plan permits us to grant stock options, restricted stock and restricted stock units and provides additional flexibility, if circumstances warrant, to grant other forms of equity-based compensation.
2018 Long-Term Equity Grants.   The Committee granted equity awards to our NEOs in September 2018. Awards are generally granted at pre-established targets, with ultimate vesting contingent on United’s performance over the successive performance periods. The Committee does reserve the right to exercise discretion in determining the grant size of awards, although it did so during 2018 only in the case of Mr. Gilbert. Mr. Gilbert’s award was reduced in size for 2018 due to his then-upcoming retirement in March 2019. Our 2018 awards were made in restricted stock units that consisted of 70% performance-based restricted stock units, or “PRSUs,” and 30% time-based restricted stock units, or “TRSUs,” as shown in the table below:
Name	2018 Annual Equity Incentive Award (PRSUs) (#)	Grant Date Fair Value of 2018 Annual Equity Incentive Award (PRSUs) ($)	2018 Annual Equity Incentive Award (TRSUs) (#)	Grant Date Fair Value of 2018 Annual Equity Incentive Award (TRSUs) ($)
H. Lynn Harton	17,339	525,025	7,416	225,001
Jefferson L. Harralson	6,473	196,002	2,769	84,011
Bill M. Gilbert	2,312	70,007	989	30,006
Robert A. Edwards	4,451	134,776	1,904	57,767
Richard W. Bradshaw	3,381	102,377	1,447	43,902
Jimmy C. Tallent	8,670	262,528	3,708	112,501

PRSUs will vest in equal installments with 25% vesting on February 15 of each of the following years: 2020, 2021, 2022 and 2023. Vesting of the PRSUs on each vesting date will be based on our performance in the immediate calendar year before vesting (e.g., the number of awards that vest on February 15, 2020 will be determined by our performance for the 2019 calendar year). The performance measure selected by the Committee for the PRSUs is our return on average assets for the applicable calendar year relative to the designated peer group of companies, shown below, as adjusted by the total shareholder return (“TSR”) modifier. Specifically, the number of PRSUs subject to vesting on each applicable vesting date will equal (a) a percentage of 0% to 150%, determined based on our return on average assets relative to designated peer companies for the applicable calendar year, multiplied by the number of target PRSUs, as adjusted by (b) the total shareholder return modifier percentage for the applicable calendar year. The following table summarizes the return on average assets and TSR modifier:
Return on Average Assets	TSR Modifier
Return on average assets performance relative to designated peer group of companies for the performance period, as a percentage of target PRSUs	PRSUs determined based on return on average assets percentage for the performance period is adjusted +/- 25% based on relative total shareholder return
25th Percentile = Threshold (0% of Target) 50th Percentile = Target (100% of Target) 75th Percentile = Maximum (150% of Target)	25th Percentile = Threshold (-25%) 50th Percentile = Target (0%) 75th Percentile = Maximum (+25%)
The return on average assets percentage shall be interpolated between payout levels for performance between performance levels.	The TSR modifier percentage shall be interpolated between payout levels for performance between performance levels.
Of the PRSUs eligible to vest in a given year, none will vest if threshold performance is not achieved. If target performance is achieved, 100% of the granted RSUs will vest and, if maximum performance is achieved, 150% of the granted RSUs will vest, in each case subject to adjustment based on the application of the total shareholder return modifier. Vesting is interpolated between payout levels for performance between performance levels. Likewise, the modifier will be similarly interpolated for TSR performance between the defined percentiles.
The designated peer group companies for the 2018 PRSU grants are as follows:
Company Name	Company Name
Commerce Bancshares, Inc.	Renasant Corporation
Pinnacle Financial Partners, Inc.	WesBanco, Inc
UMB Financial Corporation	First Merchants Corporation
Fulton Financial Corp	Union Bankshares Corporation
United Bankshares, Inc.	LegacyTexas Financial Group, Inc.
Old National Bancorp	First Financial Bancorp
BancorpSouth Bank	Towne Bank
Simmons First National Corporation	Ameris Bancorp
South State Corporation	First Commonwealth Financial Corporation
Home BancShares, Inc.	First Financial Bankshares, Inc.
Trustmark Corporation	CenterState Bank Corporation
FCB Financial Holdings, Inc.	S&T Bancorp, Inc.
The Committee may make appropriate adjustments to this group of peer companies, including retroactively to the first day of the performance period, in the event of any unusual or nonrecurring events that affect such peer companies during the performance period.

TRSUs will vest in equal installments with 25% vesting on November 15, 2019 and then on August 15 of each of the following years: 2020, 2021 and 2022, assuming the executives remain employed with us, subject to certain exceptions.
Retirement Benefits
The Committee believes in providing retirement benefits to key employees for their service to United.
Our employees, including our NEOs, are eligible to participate in our 401(k) Plan for which we provide matching contributions. Before March 1, 2018, we matched 70% of employee deferrals up to 5% of eligible compensation. Effective March 1, 2018, we increased our matching contributions to 100% of employee deferrals up to 5% of eligible compensation.
In addition to our 401(k) Plan offered to all employees, we have adopted the following two plans under which our NEOs are eligible to participate:
Modified Retirement Plan
The Modified Retirement Plan provides specified supplemental retirement benefits to certain key employees, including the NEOs, who contribute materially to our continued growth, development and future business success. Annual benefits under the Modified Retirement Plan are generally paid at normal retirement in the form of a 100% survivor annuity and are calculated based on a participant’s seniority and position and generally range from 20% to 30% of the participant’s base salary. Normal retirement is defined under the Modified Retirement Plan as attainment of age 65 and completion of at least five years of service.
The Modified Retirement Plan also contains provisions that provide for accelerated vesting upon a “change in control” (as defined in the Modified Retirement Plan) of United for participants in active employment at the time of such change in control. The Modified Retirement Plan provides that these benefits will be forfeited if a participant is terminated for “cause” (as defined in the Modified Retirement Plan) or, if during a certain period after his or her termination of employment, the participant competes with United, solicits customers or employees, discloses confidential information or knowingly or intentionally damages United’s goodwill or esteem.
See Executive Compensation — Pension Benefits for benefits provided to the NEOs under the Modified Retirement Plan.
Deferred Compensation Plan
We maintain a nonqualified Deferred Compensation Plan for certain key employees, including the NEOs, members of the Board and certain members of our local community bank boards. The Deferred Compensation Plan provides for the deferral of up to 75% of annual base salary and up to 100% of annual cash bonus payments or non-equity incentive compensation awards and other specified benefits to certain key employees, including the NEOs, members of the Board and certain members of our local community bank boards who contribute materially to our continued growth, development and future business success. Further, the Deferred Compensation Plan allows for employer matching contributions for employee contributions that would have been paid under our tax-qualified 401(k) plan if such matching contributions would otherwise exceed the maximum allowable amounts under the 401(k) Plan. The Deferred Compensation Plan also provides for the deferral of up to 100% of director fees for service by a non-employee director on our Board and for service by select non-employee directors on our community bank boards.
Contributions to the Deferred Compensation Plan may be invested, through a grantor trust, in our common stock and a portfolio of various mutual funds. Participants are 100% vested in their contributions, including earnings or losses thereon. Company contributions, including earnings and losses thereon, vest over a three-year period. Because the amounts deferred under the Deferred Compensation Plan are invested in the underlying mutual fund or, in the case of common stock, recorded as common stock issuable (an equity instrument) at the time of the investment, the potential future costs of the Deferred Compensation Plan are not known at this time.

Generally, when a participant retires or becomes disabled, we will pay the participant his vested benefits in a lump sum or in substantially equal annual installments over a period of up to 10 years. A participant may also elect to receive scheduled in-service distributions of his deferral account during employment in a lump sum or in annual installments over a period of up to 5 years. All payments are taxable to the participants.
See Executive Compensation — Nonqualified Deferred Compensation benefits provided to the NEOs under the Deferred Compensation Plan.
Severance Benefits
Our senior management has substantially contributed to our success, and the Committee believes that it is important to protect them in the event of a termination without “cause” (as defined by applicable agreements) or in certain circumstances following a “change in control” (as defined by applicable agreements). Further, the Board believes that the interests of shareholders are best served when the interests of senior management are aligned with the interests of shareholders, and believes that “change in control” benefits help to reduce any reluctance of senior management to pursue potential “change in control” transactions that may be in the best interests of our shareholders.
The Committee also believes the provision of such severance benefits is consistent with market practice. Accordingly, each NEO has entered into an Amended and Restated Change in Control Severance Agreement with us (individually the “Severance Agreement” and collectively the “Severance Agreements”).
The Severance Agreements will remain in effect until the later of  (i) the termination of such NEO’s employment without entitlement to the benefits under the Severance Agreements and (ii) six months after such NEO’s termination of employment if there has been no “change in control” (as defined by the Severance Agreements), unless earlier terminated by mutual written agreement of the NEO and United.
With respect to a “change in control,” under the Severance Agreements, the NEOs have “double trigger” benefits, meaning that the severance benefits are paid only in the event such executive is terminated without “cause” by us or for “good reason” by the executive within six months before, or 18 months following a “change in control” (each as defined in the Severance Agreements), which we refer to as a “qualifying termination.” The Severance Agreements provide NEOs with lump sum payment equal to his base salary, non-equity incentive award and certain other benefits, as determined by the applicable Severance Agreement, for a period of 24 or 36 months from the date of his termination.
None of our Severance Agreements provide for the payment of any taxes or gross-up of payments to pay any taxes in the event any of the compensation or benefits were considered to be an “excess parachute payment” under Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”).The Severance Agreements provide that the NEOs will receive the full compensation and benefits provided for under the Severance Agreements and have the responsibility for any excise tax, or such payments are reduced or modified so that they will not be considered “excess parachute payments” under Section 280G of the Code, whichever will put the executives in the best after-tax position with the most compensation and income. The Severance Agreements are also intended to ensure that the payment of any compensation or benefits under the Severance Agreements would comply with Section 409A of the Code.
The Severance Agreements contain restrictive covenants and provide that a portion of the severance payment shall be allocated to the restrictive covenants.
In addition to the Severance Agreements described above, restricted stock unit awards granted to the NEOs, senior management and key employees all have “double trigger” accelerated vesting provisions in the event of a grantee’s termination without “cause” (as defined in the award agreements) within a limited time period either before or after a “change in control,” (as defined in the award agreements) or, following a “change in control” (as defined in the award agreements), if the grantee terminates for “good reason” (as defined in the award agreements). The Committee believes such terms are standard for a financial institution in the markets in which we operate. In addition, generally all or a portion of the stock options, restricted stock and restricted stock unit awards vest in the event of the executive’s death, disability, retirement or termination without “cause” or a termination by the officer for “good reason.” Otherwise, all options and restricted stock awards cease vesting upon termination of employment.

Perquisites and Other Benefits
The perquisites provided to our NEOs in 2018 are summarized in the footnotes of the Summary Compensation Table provided herein. These personal benefits are generally provided to similarly-situated financial institution executives in our market areas, and the Committee believes it is appropriate to award our NEOs with similar benefits.
In addition to the perquisites and other benefits include in the Summary Compensation Table, our NEOs also participate in our company-wide benefits on the same terms as other employees, which include health and welfare benefits.
Tax and Accounting Considerations
We do not provide any executive officer or director with a gross-up or other reimbursement for tax amounts the executive or director might pay pursuant to Section 280G of the Code. Section 280G and related Code sections provide that executive officers, directors who hold significant stockholder interests and certain other service providers could be subject to significant additional taxes if they receive payments or benefits in connection with a change in control of United that exceeds certain limits, and that United or its successor could lose a deduction on the amounts subject to the additional tax.
Code Section 162(m) limits the U.S. federal income tax deduction for compensation paid to our Chief Executive Officer, Chief Financial Officer and certain other highly compensated executive officers (including, among others, our next three other most highly compensated executive officers as of the end of the calendar year). Commencing with the 2018 fiscal year (which is this calendar year), the maximum U.S. federal income tax deduction that we may receive for annual compensation paid to any officer covered by Code Section 162(m) will be $1,000,000 per officer. For years prior to 2018, we were permitted to receive a tax deduction for “performance-based” compensation as defined under Code Section 162(m) without regard to the $1,000,000 limitation. However, recent U.S. tax legislation eliminated the performance-based exception. These new rules became effective starting in 2018 for us, except that certain equity awards that were granted on or before November 2, 2017 might still qualify as performance-based compensation. To the extent that in 2018 or any later year, the aggregate amount of any covered officer’s salary, bonus, and amount realized from option exercises and vesting of restricted stock units or other equity awards, and certain other compensation amounts that are recognized as taxable income by the officer exceeds $1,000,000 in any year, we will not be entitled to a U.S. federal income tax deduction for the amount over $1,000,000 in that year. The Committee has not adopted a formal policy regarding tax deductibility of compensation paid to our executive officers.
We follow ASC Topic 718 for our stock-based compensation awards. ASC Topic 718 requires companies to measure the compensation expense for all stock-based compensation awards made to employees and directors based on the grant date “fair value” of these awards. This calculation is performed for accounting purposes and reported in the compensation tables below, even though our NEOs may never realize any value from their awards. ASC Topic 718 also requires companies to recognize the compensation cost of their stock-based compensation awards in their income statements over the period that an executive officer is required to render service in exchange for the option or other award.
Compensation Risk Analysis
The SEC rules require the Committee to annually review our compensation policies and practices to determine if such policies and practices are reasonably likely to have a material adverse effect on us. The Committee also considers whether our employee compensation arrangements encourage excessive or unnecessary risk-taking by our NEOs, senior management and key employees. As part of its review, the Committee considers the various risks to which we are subject including market, liquidity, interest rate, operational, financial, credit, reputational, compliance and strategic risks and how our incentive compensation programs, policies and practices may contribute to risk. The Committee also considers our controls and actions taken to mitigate and monitor those risks.

For 2018, following the completion of a detailed analysis, the Committee concluded that our compensation policies and practices appropriately balance risk and reward and align employee interests with shareholder interests based on the following observations:
•
Pay for our executive officers is structured to consist of both fixed (annual base salary) and variable (annual non-equity and long-term equity incentive awards) compensation. The Committee believes that the variable elements provide an appropriate percentage of overall compensation to motivate executive officers to focus on our performance while the fixed element serves to provide an appropriate and fair compensation level that does not encourage executive officers to take unnecessary or excessive risks in achievement of goals.

•
Our compensation program balances short-term and long-term performance and does not place inappropriate focus on achieving short-term results in a way that inhibits long-term, sustained performance.

•
All incentive programs covering the NEOs, including the Management Incentive Plan and Equity Plan, are reviewed and approved by the Committee annually and typically include a threshold and target payment. The maximum payment is set at the target level of performance for the long-term equity incentive awards to ensure that payments do not exceed a certain level thereby maintaining the compensation mix for the NEOs within acceptable ranges and limiting excessive payments under any one element.

•
We have internal controls over the measurement and calculation of performance metrics, which are designed to prevent manipulation of results by any employee, including the executive officers. Additionally, the Board monitors the performance metrics each quarter.

•
The Committee has the discretion to modify any Management Incentive Plan payment, subject to plan parameters, allowing it to consider the circumstances surrounding corporate and/or individual performance and adjust payments accordingly.

•
The incentive programs covering the NEOs, including the Management Incentive Plan and Equity Plan, may be adjusted by the Committee if it determines that such programs incentivize unnecessary risk in a manner that is likely to have a material adverse impact on us or that is beyond what we can identify and manage.

•
There are appropriate internal controls and oversight of the approval and processing of payments.

•
Our existing governance and organizational structure incorporates a substantial risk management component with oversight by the Board’s Risk Committee as well as various committees of management.

•
Equity compensation generally currently consists of PRSUs and TRSUs. These grants encourage executive officers to take a long-term perspective on overall corporate performance, which ultimately influences share price appreciation. Equity compensation helps to motivate long-term performance, balancing the cash incentives in place to motivate short-term performance.

•
In addition, other incentive compensation programs for lenders are generally based on loan production volumes, which have limited risks because all loans must be approved by credit underwriting personnel and, depending on the size of the loan or credit relationship, by executive management before being made. Management has the ability to downwardly adjust bonus payments, including clawback adjustments, based on the performance of the loan.

Other Policies and Practices
Stock Ownership Guidelines
To further tie the financial interests of our senior management to those of our shareholders, we have established stock ownership and retention guidelines for the NEOs and other executive officers. NEOs and other executive officers are expected to accumulate within five years of their obtaining such a position a number of shares of our common stock having a value equal to a multiple of their base salary, as described in the table below:
Title	Ownership Guidelines
Chief Executive Officer	3x base salary
Other Executive Officers	2x base salary
All of the NEOs and other executive officers have met or are on track to meet these targets within the five-year-period.
No Hedging Policy
We have a policy that generally prohibits our employees, officers and directors from engaging in short sales or trading in puts, calls and other options or derivatives with respect to our securities.
Clawback Policy
The Board has adopted a policy relating to the “clawback” of incentive compensation paid to our NEOs and other members of senior management in the event of certain restatements of our financial statements. Under that policy, the Board will, to the fullest extent permitted by applicable law, in all appropriate cases, require reimbursement of any bonus paid or incentive compensation awarded to the executive and/or cause the cancellation of unvested equity awards previously granted to the executive if: (1) the amount of the bonus or incentive compensation was calculated based on the achievement of financial results that were subsequently the subject of a material restatement; (2) the executive engaged in intentional misconduct that caused or partially caused the need for the restatement; and (3) the amount of the bonus or incentive compensation that would have been awarded to the executive had the financial results been properly reported would have been lower than the amount actually awarded.

GAAP Reconciliation
This Proxy Statement contains financial information determined by methods other than in accordance with GAAP. Management utilizes non-GAAP financial information as well as non-GAAP operating performance measures, which exclude merger-related and other items that are not part of United’s ongoing business operations. Management uses these non-GAAP measures because it believes they may provide useful supplemental information for evaluating United’s operations and performance over periods of time, as well as in managing and evaluating United’s business and in discussions about United’s operations and performance. Management believes these non-GAAP measures may also provide users of United’s financial information with a meaningful measure for assessing United’s financial results and credit trends, as well as a comparison to financial results for prior periods. These non-GAAP measures should be viewed in addition to, and not as an alternative to or substitute for, measures determined in accordance with GAAP and are not necessarily comparable to other similarly titled measures used by other companies. The table below summarizes the reconciliations of these non-GAAP measures to the most directly comparable measures as reported in accordance with GAAP. Please also see related disclosures beginning on page 37 in United’s Annual Report on Form 10-K for the year ended December 31, 2018 for the non-GAAP to GAAP reconciliation and other relevant information.
	For the Year Ended December 31,
	2018	2017
Net income reconciliation
Net income (GAAP)	$166,111	$67,821
Merger-related and other charges	7,345	14,662
Income tax benefit of merger-related and other charges	(1,494)	(3,745)
Impact of tax reform on remeasurement of deferred tax asset	—	38,199
Release of disproportionate tax effects lodged in OCI	—	3,400
Net income – operating	$171,962	$120,337
Diluted income per common share reconciliation
Diluted income per common share (GAAP)	$2.07	$0.92
Merger-related and other charges	0.07	0.14
Impact of tax reform on remeasurement of deferred tax asset	—	0.52
Release of disproportionate tax effects lodged in OCI	—	0.05
Diluted income per common share – operating	$2.14	$1.63
Return on assets reconciliation
Return on assets (GAAP)	1.35%	0.62%
Merger-related and other charges	0.05	0.09
Impact of tax reform on remeasurement of deferred tax asset	—	0.35
Release of disproportionate tax effects lodged in OCI	—	0.03
Return on assets – operating	1.40%	1.09%
Return on tangible common equity reconciliation
Return on common equity (GAAP)	11.60%	5.67%
Merger-related and other charges	0.41	0.92
Impact of tax reform on remeasurement of deferred tax asset	—	3.20
Release of disproportionate tax effects lodged in OCI	—	0.28
Return on common equity – operating	12.01%	10.07%
Effect of goodwill and other intangibles	3.68	1.95
Return on tangible common equity – operating	15.69%	12.02%
Efficiency ratio reconciliation
Efficiency ratio (GAAP)	57.31%	59.95%
Merger-related and other charges	(1.37)	(3.28)
Efficiency ratio – operating	55.94%	56.67%

Executive Compensation
Summary Compensation Table
The following table sets forth the compensation paid to our NEOs during the past three years.
Name and Principal Position(1)	Year	Salary(4)	Bonus	Stock Awards(5)(8)	Non-Equity Incentive Plan Compensation(6)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings(7)	All Other Compensation(8)	Total
H. Lynn Harton President & Chief Executive Officer	2018	$725,000	$—	$750,026(9)	$889,500	$621,653	$70,662	$3,056,841
	2017	653,125	—	569,741	706,913	554,405	61,218	2,545,402
	2016	575,000	—	625,007	575,625	446,862	68,571	2,291,065
Jefferson L. Harralson(2) Executive Vice President & Chief Financial Officer	2018	400,000	—	280,014(9)	308,360	58,371	49,652	1,096,397
	2017	283,333	315,000	621,214	262,568	47,681	31,565	1,561,361
Bill M. Gilbert President of Community Banking	2018	343,750	—	100,014(9)	186,795	156,918	33,489	820,966
	2017	325,000	—	120,625	175,045	289,591	28,178	938,439
	2016	308,334	—	105,325	159,640	120,882	27,810	721,991
Robert A. Edwards Executive Vice President & Chief Credit Officer	2018	343,750	—	192,544(9)	186,795	25,460	28,250	776,799
	2017	325,000	—	133,329	175,045	36,762	24,244	694,380
	2016	305,000	—	143,625	159,640	32,911	20,186	661,362
Richard W. Bradshaw(3) Chief Banking Officer	2018	315,625	—	146,279(9)	173,453	20,597	42,908	698,862
Jimmy C. Tallent Executive Chairman & Former Chief Executive Officer	2018	637,500	—	375,028(9)	567,056	—	67,705	1,647,289
	2017	757,292	—	916,764	782,653	269,236	59,910	2,785,855
	2016	750,000	—	1,000,006	690,750	603,979	58,814	3,103,549

(1)
Reflects current principal positions, except for Mr. Gilbert who retired in March 2019.

(2)
We hired Mr. Harralson in April 2017.

(3)
Mr. Bradshaw qualified as an NEO for the first time in 2018.

(4)
Includes any amounts voluntarily deferred under our Deferred Compensation Plan. See Nonqualified Deferred Compensation below.

(5)
Amounts shown reflect the aggregate grant date fair value of restricted stock units computed in accordance with FASB ASC Topic 718. For a discussion of valuation assumptions, see Note 22 to our Consolidated Financial Statements of United contained in its Annual Report on Form 10-K for the year ended December 31, 2018.

(6)
Represents amount awarded under our Management Incentive Plan. For further discussion of amounts earned in 2018, see 2018 Compensation Decision Process — Elements of Compensation — Non-Equity Incentive Awards in the Compensation Discussion and Analysis above.

(7)
Represents the change in the actuarial present value of the NEO’s accumulated benefits under the Modified Retirement Plan. For this purpose, in accordance with SEC rules, the present value was determined assuming no preretirement death, disability or termination prior to retirement and that benefits commence at the later of current age or the earliest age at which unreduced benefits are available. Other assumptions are those applicable for valuing pension benefits for purposes of our financial statements, including a discount rate of 4.40% and postretirement mortality rates based on RP-2006 white collar mortality table projected generationally using Scale MP-2018. See Pension Benefits and Nonqualified Deferred Compensation below for additional information. The 2018 change in actuarial present value reflects benefits changes and changes in key actuarial assumptions, principally, discount rate assumptions and mortality assumptions. The following changes in benefits were reflected for 2018:

•
Mr. Harton’s benefit was improved to reflect payment as a 100% joint & survivor annuity in an amount equivalent to the life annuity benefit without actuarial reduction.

•
The annual target benefit for Mr. Gilbert was increased to $100,000 from $85,000.

•
The change in the actuarial present value of the Mr. Tallent’s accumulated benefit was ($179,873). Mr. Tallent’s present value decreased ($88,189) as a result of his continued employment after normal retirement age and ($91,684) as a result of changes in assumptions to determine the present value.

Our Deferred Compensation Plan does not credit above-market or preferential earnings.

(8)
The amounts in this column include the following for 2018:

Name	Auto Allowance	Personal Use of Company Auto	Life Insurance Premiums	Club Membership Dues	Employer Contributions to the 401(k) Plan	Employer Contributions to the Deferred Compensation Plan	Total
H. Lynn Harton	$15,000	$—	$—	$25,799	$8,425	$21,438	$70,662
Jefferson L. Harralson	15,000	—	—	28,715	—	5,937	49,652
Bill M. Gilbert	15,000	—	—	—	9,050	9,439	33,489
Robert A. Edwards	12,000	—	—	—	12,938	3,312	28,250
Richard W. Bradshaw	12,000	—	—	10,457	13,031	7,420	42,908
Jimmy C. Tallent	—	9,922	4,465	—	9,050	44,268	67,705
(9)
See Elements of Compensation — Long-Term Equity Incentive Awards in the Compensation Discussion and Analysis above for more information regarding our 2018 equity awards. Represents the following awards and grant date fair values:

Name	PRSUs ($)(a)	TRSUs ($)
H. Lynn Harton	525,025	225,001
Jefferson L. Harralson	196,002	84,012
Bill M. Gilbert	70,008	30,006
Robert A. Edwards	134,776	57,768
Richard W. Bradshaw	102,377	43,902
Jimmy C. Tallent	262,527	112,501

(a)
The PRSUs were determined to have a value at the grant date based on management’s assessment that it was probably that the PRSUs would vest in each performance period at 1.0x the number of units granted. However, if the highest level of performance conditions with respect to the PRSUs granted in 2018 are satisfied, then the value of the PRSUs, determined as of the grant date, would be a follows: Mr. Harton $984,433; Mr. Harralson $367,508; Mr. Gilbert $131,264; Mr. Edwards $252,717; Mr. Bradshaw $191,945 and Mr. Tallent $492,232.

Grants of Plan Based Awards
The following table summarizes the terms of non-equity and equity plan based awards granted during 2018.
GRANT OF PLAN BASED AWARDS
Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	Grant Date Fair Value of Stock Awards(4)
		Threshold	Target	Maximum	Threshold (#)	Target (#)	Maximum (#)
H. Lynn Harton		$375,000	$750,000	$1,125,000
	9/1/2018				6,502	17,339	32,511	7,416	$750,026
Jefferson L. Harralson		130,000	260,000	390,000
	9/1/2018				2,427	6,473	12,137	2,769	280,014
Bill M. Gilbert		78,750	157,500	236,250
	9/1/2018				867	2,312	4,335	989	100,014
Robert A. Edwards		78,750	157,500	236,250
	9/1/2018				1,669	4,451	8,346	1,904	192,544
Richard W. Bradshaw		73,125	146,250	219,375
	9/1/2018				1,268	3,381	6,339	1,447	146,279
Jimmy C. Tallent		239,063	478,125	717,188
	9/1/2018				3,251	8,670	16,256	3,708	375,028

(1)
For each NEO, amounts reported represent the potential payout range pursuant to our Management Incentive Plan, with all payments subject to achievement of corporate and individual performance objectives. The Management Incentive Plan is further explained in 2018 Compensation Decision Process — Elements of Compensation — Non-Equity Incentive Awards in the Compensation Discussion and Analysis above. Actual amount earned are included in the column entitled Non-Equity Incentive Plan Compensation of the Summary Compensation Table above.

(2)
Represents the awards of PRSUs that are subject to the achievement of performance conditions in equal installments with 25% vesting on February 15 of each of the following years: 2020, 2021, 2022 and 2023. See 2018 Compensation Decision Process — Elements of Compensation — Long-Term Equity Incentive Awards in the Compensation Discussion and Analysis above for more information regarding our 2018 equity awards.

(3)
Represents the awards of TRSUs that will vest in equal installments with 25% vesting on November 15, 2019 and then on August 15 of each of the following years: 2020, 2021 and 2022, assuming the executives remain employed with us, subject to certain exceptions.

(4)
This amount represents the fair market value of all restricted stock unit awards granted during fiscal year 2018. The grant date fair value of the PRSUs that were issued on September 1, 2018 was estimated at the target performance level.

Outstanding Equity Awards at Fiscal Year-End
The following table sets forth, for each Named Executive Officer, the number of stock options exercisable and unexercisable and the number and value of unvested restricted stock unit awards as of December 31, 2018.
OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date(1)	Number of Shares or Units of Stock that Have Not Vested (#)(2)	Market Value of Shares or Units of Stock that Have Not Vested ($)(3)	Equity Incentive Plan Awards
								Number of Unearned Shares, Units or Other Rights that Have Not Vested (#)(2)(4)	Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($)(3)
H. Lynn Harton	—	—	—	$—	—	27,446(5)	588,991	53,205(11)	1,141,779
Jefferson L. Harralson	—	—		—	—	16,892(6)	362,502	14,033(12)	301,148
Bill M. Gilbert	1,411	—		31.50	6/1/2019	7,379(7)	158,353	6,353(13)	136,335
Robert A. Edwards	—	—		—	—	11,281(8)	242,090	7,731(14)	165,907
Richard W. Bradshaw	—	—		—	—	6,969(9)	149,555	5,258(15)	112,837
Jimmy C. Tallent	—	—		—	—	35,222(10)	755,864	76,683(16)	1,645,617

(1)
The expiration date of each stock option is ten years after the date of grant.

(2)
See Elements of Compensation — Long-Term Equity Incentive Awards in the Compensation Discussion and Analysis above for more for information regarding our 2018 equity awards.

(3)
The market value is based on the closing price of United’s common stock at December 31, 2018 of  $21.46 multiplied by the number of restricted stock units not vested.

(4)
Represents PRSUs that are subject to the achievement of pre-established performance targets and the officer’s continued service through the vesting date. Any PRSUs that vest will be converted to shares of our common stock on a one-for-one basis. PRSUs that do not vest will be forfeited. The number of unearned PRSUs reported assumes the units granted in 2016 and 2017 are earned and vested at 1.5x the number of units granted (representing satisfaction of corporate performance goals at the maximum performance level). The number of unearned PRSUs reported assumes the units granted in 2018 are earned and vested at 0.375x the number of units granted (representing satisfaction of corporate performance goals at the threshold performance level).

(5)
Includes 3,396 shares of unvested time-based restricted units granted on December 2, 2016 ½ of which will vest on each November 15, 2019 and 2020 based on continued employment. Includes 4,934 shares of unvested time-based restricted units granted on September 15, 2017 1/3 of which will vest on each August 15, 2019, 2020 and 2021 based on continued employment. Includes 7,416 shares of unvested time-based restricted units granted on September 1, 2018 ¼ of which will vest on each November 15, 2019 and August 15, 2020, 2021 and 2022 based on continued employment. Includes 5,943 PRSUs granted December 2, 2016 for which relevant performance conditions have been satisfied (and earned at 1.5x the number of units granted) and for which time conditions will be satisfied on February 15, 2019. Includes 5,757 PRSUs granted September 15, 2017 for which relevant performance conditions have been satisfied (and earned at 1.5x the number of units granted) and for which time conditions will be satisfied on February 15, 2019.

(6)
Includes 9,333 shares of unvested time-based restricted units granted on April 17, 2017 ½ of which will vest on each May 15, 2019 and 2020 based on continued employment. Includes 2,211 shares of unvested time-based restricted units granted on September 15, 2017 1/3 of which will vest on each August 15, 2019, 2020 and 2021 based on continued employment. Includes 2,769 shares of unvested time-based restricted units granted on September 1, 2018 ¼ of which will vest on each November 15, 2019 and August 15, 2020, 2021 and 2022 based on continued employment. Includes 2,579 PRSUs granted September 15, 2017 for which relevant performance conditions have been satisfied (and earned at 1.5x the number of units granted) and for which time conditions will be satisfied on February 15, 2019.

(7)
Includes 1,375 shares of unvested time-based restricted units granted on September 1, 2015 which will vest on August 15, 2019 based on continued employment. Includes 2,750 shares of unvested time-based restricted units granted on August 4, 2016 ½ of which will vest on each August 15, 2019 and 2020 based on continued employment. Includes 1,045 shares of unvested time-based restricted units granted on September 15, 2017 1/3 of which will vest on each August 15, 2019, 2020 and 2021 based on continued employment. Includes 989 shares of unvested time-based restricted units granted on September 1, 2018 ¼ of which will vest on each November 15, 2019 and August 15, 2020, 2021 and 2022 based on continued employment. Includes 1,220 PRSUs granted September 15, 2017 for which relevant performance conditions have been satisfied (and earned at 1.5x the number of units granted) and for which time conditions will be satisfied on February 15, 2019. Mr. Gilbert served as our President of Community Banking as of year-end 2018, but he retired in March 2019. All TRSUs that were unvested as of the date of his retirement were forfeited.

(8)
Includes 1,875 shares of unvested time-based restricted units granted on February 3, 2015 which will vest on January 27, 2019 based on continued employment. Includes 3,750 shares of unvested time-based restricted units granted on August 4, 2016 ½ of which will vest on each August 15, 2019 and 2020 based on continued employment. Includes 1,155 shares of unvested time-based restricted units granted on September 15, 2017 1/3 of which will vest on each August 15, 2019, 2020 and 2021 based on continued employment. Includes 1,904 shares of unvested time-based restricted units granted on September 1, 2018 ¼ of which will vest on each November 15, 2019 and August 15, 2020, 2021 and 2022 based on continued employment. Includes 1,250 PRSUs granted February 3, 2015 for which relevant performance conditions have been satisfied (and earned at 1.0x the number of units granted) and for which time conditions will be satisfied on January 25, 2019. Includes 1,347 PRSUs granted September 15, 2017 for which relevant performance conditions have been satisfied (and earned at 1.5x the number of units granted) and for which time conditions will be satisfied on February 15, 2019.
(9)
Includes 1,375 shares of unvested time-based restricted units granted on September 1, 2015 which will vest on August 15, 2019 based on continued employment. Includes 2,500 shares of unvested time-based restricted units granted on August 4, 2016 ½ of which will vest on each August 15, 2019 and 2020 based on continued employment. Includes 760 shares of unvested time-based restricted units granted on September 15, 2017 1/3 of which will vest on each August 15, 2019, 2020 and 2021 based on continued employment. Includes 1,447 shares of unvested time-based restricted units granted on September 1, 2018 ¼ of which will vest on each November 15, 2019 and August 15, 2020, 2021 and 2022 based on continued employment. Includes 887 PRSUs granted September 15, 2017 for which relevant performance conditions have been satisfied (and earned at 1.5x the number of units granted) and for which time conditions will be satisfied on February 15, 2019.

(10)
Includes 5,433 shares of unvested time-based restricted units granted on December 2, 2016 ½ of which will vest on each November 15, 2019 and 2020 based on continued employment. Includes 7,648 shares of unvested time-based restricted units granted on September 15, 2017 1/3 of which will vest on each August 15, 2019, 2020 and 2021 based on continued employment. Includes 3,708 shares of unvested time-based restricted units granted on September 1, 2018 ¼ of which will vest on each November 15, 2019 and August 15, 2020, 2021 and 2022 based on continued employment. Includes 9,509 PRSUs granted December 2, 2016 for which relevant performance conditions have been satisfied (and earned at 1.5x the number of units granted) and for which time conditions will be satisfied on February 15, 2019. Includes 8,924 PRSUs granted September 15, 2017 for which relevant performance conditions have been satisfied (and earned at 1.5x the number of units granted) and for which time conditions will be satisfied on February 15, 2019.

(11)
Includes 20,798 PRSUs granted December 2, 2016 ½ of which will vest on each February 15, 2020 and 2021 (performance periods 2019 and 2020, respectively) at 1.5x the number of units granted (representing satisfaction of corporate performance goals at the maximum performance level). Includes 25,905 PRSUs granted September 15, 2017 1/3 of which will vest on each February 15, 2020, 2021 and 2022 (performance periods 2019, 2020 and 2021, respectively) at 1.5x the number of units granted (representing satisfaction of corporate performance goals at the maximum performance level). Includes 6,502 PRSUs granted September 1, 2018 1/4 of which will vest on each February 15, 2020, 2021, 2022 and 2023 (performance periods 2019, 2020, 2021 and 2022, respectively) at 0.375x the number of units granted (representing satisfaction of corporate performance goals at the threshold performance level).

(12)
Includes 11,606 PRSUs granted September 15, 2017 1/3 of which will vest on each February 15, 2020, 2021 and 2022 (performance periods 2019, 2020 and 2021, respectively) at 1.5x the number of units granted (representing satisfaction of corporate performance goals at the maximum performance level). Includes 2,427 PRSUs granted September 1, 2018 1/4 of which will vest on each February 15, 2020, 2021, 2022 and 2023 (performance periods 2019, 2020, 2021 and 2022, respectively) at 0.375x the number of units granted (representing satisfaction of corporate performance goals at the threshold performance level).

(13)
Includes 5,486 PRSUs granted September 15, 2017 1/3 of which will vest on each February 15, 2020, 2021 and 2022 (performance periods 2019, 2020 and 2021, respectively) at 1.5x the number of units granted (representing satisfaction of corporate performance goals at the maximum performance level). Includes 867 PRSUs granted September 1, 2018 1/4 of which will vest on each February 15, 2020, 2021, 2022 and 2023 (performance periods 2019, 2020, 2021 and 2022, respectively) at 0.375x the number of units granted (representing satisfaction of corporate performance goals at the threshold performance level). Mr. Gilbert served as our President of Community Banking as of year-end 2018, but he retired in March 2019. All PRSUs that were unvested as of the date of his retirement were forfeited.

(14)
Includes 6,062 PRSUs granted September 15, 2017 1/3 of which will vest on each February 15, 2020, 2021 and 2022 (performance periods 2019, 2020 and 2021, respectively) at 1.5x the number of units granted (representing satisfaction of corporate performance goals at the maximum performance level). Includes 1,669 PRSUs granted September 1, 2018 1/4 of which will vest on each February 15, 2020, 2021, 2022 and 2023 (performance periods 2019, 2020, 2021 and 2022, respectively) at 0.375x the number of units granted (representing satisfaction of corporate performance goals at the threshold performance level).

(15)
Includes 3,990 PRSUs granted September 15, 2017 1/3 of which will vest on each February 15, 2020, 2021 and 2022 (performance periods 2019, 2020 and 2021, respectively) at 1.5x the number of units granted (representing satisfaction of corporate performance goals at the maximum performance level). Includes 1,268 PRSUs granted September 1, 2018 1/4 of which will vest on each February 15, 2020, 2021, 2022 and 2023 (performance periods 2019, 2020, 2021 and 2022, respectively) at 0.375x the number of units granted (representing satisfaction of corporate performance goals at the threshold performance level).

(16)
Includes 33,278 PRSUs granted December 2, 2016 ½ of which will vest on each February 15, 2020 and 2021 (performance periods 2019 and 2020, respectively) at 1.5x the number of units granted (representing satisfaction of corporate performance goals at the maximum performance level). Includes 40,154 PRSUs granted September 15, 2017 1/3 of which will vest on each February 15, 2020, 2021 and 2022 (performance periods 2019, 2020 and 2021, respectively) at 1.5x the number of units granted (representing satisfaction of corporate performance goals at the maximum performance level). Includes 3,251 PRSUs granted September 1, 2018 1/4 of which will vest on each February 15, 2020, 2021, 2022 and 2023 (performance periods 2019, 2020, 2021 and 2022, respectively) at 0.375x the number of units granted (representing satisfaction of corporate performance goals at the threshold performance level).

Stock Option Exercises and Restricted Stock Vesting
The following table sets forth the value realized upon the exercise of stock options and the vesting and settlement of restricted stock units for the NEOs during 2018.
STOCK OPTION EXERCISES AND VESTING OF RESTRICTED STOCK UNITS
Name	Stock Option Awards		Restricted Stock Unit Awards
	Number Exercised	Value Realized(1)	Number Vested	Value Realized(2)
H. Lynn Harton	—	$—	40,903	$1,277,112
Jefferson L. Harralson	—	—	5,404	162,016
Bill M. Gilbert	—	—	11,898	372,414
Robert A. Edwards	—	—	18,718	595,383
Richard W. Bradshaw	—	—	6,003	178,736
Jimmy C. Tallent	—	—	50,490	1,569,468

(1)
Represents the difference between the closing price of United’s common stock on the date of exercise and the per share option exercise price, multiplied by the number of options exercised.

(2)
Represents the value realized by multiplying the number of restricted stock unit awards vesting by the closing price of United’s common stock on the date of vesting.

Equity Compensation Plan Information at December 31, 2018
The following table provides information about stock options outstanding as of December 31, 2018 and stock options, restricted stock and other equity awards available to be granted in future years.
EQUITY COMPENSATION PLAN INFORMATION
	Total Outstanding Options/ Restricted Stock Awards	Weighted- Average Exercise Price of Outstanding Options/ Restricted Stock Awards(1)	Number Available for Issuance Under Equity Compensation Plans(2)
Equity compensation plans approved by shareholders	806,885	$1.58	1,548,871
Equity compensation plans not approved by shareholders	—	—	—
Total	806,885	$1.58	1,548,871

(1)
Comprised of 47,139 outstanding options at a weighted-average exercise price of  $27.07 and 759,746 outstanding restricted stock units that have no weighted-average exercise price for an aggregate weighted-average exercise price of  $1.58.

(2)
Represents the number of stock options, restricted stock, restricted stock units and other equity awards available to be granted in future years under the existing Equity Plan.

Pension Benefits
The following table presents select retirement benefit information for 2018 for each NEO that was a participant in the Modified Retirement Plan.
PENSION BENEFITS
Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During 2018 ($)
H. Lynn Harton	Modified Retirement Plan	6.25	2,265,216	—
Jefferson L. Harralson	Modified Retirement Plan	1.67	106,052	—
Bill M. Gilbert(1)	Modified Retirement Plan	18.83	1,316,778	—
Robert A. Edwards	Modified Retirement Plan	3.92	118,623	—
Richard W. Bradshaw	Modified Retirement Plan	4.75	169,171	—
Jimmy C. Tallent	Modified Retirement Plan	34.92	3,873,229	—

(1)
Mr. Gilbert served as our President of Community Banking as of year-end 2018, but he retired in March 2019. Mr. Gilbert’s pension benefit payments will begin in 2019.

Nonqualified Deferred Compensation
The following table presents select nonqualified deferred compensation information for 2018 for each NEO that was a participant in the Deferred Compensation Plan.
NONQUALIFIED DEFERRED COMPENSATION
Name	Executive Contributions During 2018 ($)(1)	Company Contributions During 2018 ($)(2)	Account Earnings During 2018	Aggregate Withdrawals/ Distributions	Aggregate Balance at December 31, 2018
H. Lynn Harton	11,750	34,847	(496,204)	—	1,814,603
Jefferson L. Harralson	—	5,938	5	—	5,943
Bill M. Gilbert(3)	234,489	11,364	(299,235)	—	1,216,742
Robert A. Edwards	—	5,238	96	—	12,118
Richard W. Bradshaw	55,585	7,668	(44,766)	—	187,902
Jimmy C. Tallent	2,068,388	61,323	(1,512,459)	—	7,174,206

(1)
All executive contributions, as applicable, are included in the Summary Compensation Table under the column heading Salary and Non-Equity Incentive Plan Compensation (in the year paid) and Stock Awards (in the year of grant).

(2)
All Company contributions are included in the Summary Compensation Table under the column heading All Other Compensation.

(3)
Mr. Gilbert served as our President of Community Banking as of year-end 2018, but he retired in March 2019. In accordance with the United Community Bank Deferred Compensation Plan, distributions begin in the January of the calendar year following the calendar year in which the participant’s retirement occurs. As such, Mr. Gilbert’s distributions began in January 2020 in accordance with his previously elected form of distribution.

Severance and Employment Agreements
The following table outlines the severance compensation payable to the NEOs, assuming separation from service on December 31, 2018, under various employment termination scenarios:
Name	Termination by United for Cause or by Executive Without Good Reason	Termination by United Without Cause or by Executive for Good Reason More than Six Months Prior to Change in Control(1)	Termination by United Without Cause or by Executive for Good Reason Within Six Months Prior to or Following a Change in Control(2)	Termination Due to Death(3)	Termination Due to Disability(3)
H. Lynn Harton	$—	$803,098	$5,694,101	$280,053	$280,053(4)
Jefferson L. Harralson	—	358,425	197,653	167,710	167,710(4)
Bill M. Gilbert	—	151,816	1,414,150	89,231	89,231
Robert A. Edwards	—	230,137	1,445,484	104,811	104,811(4)
Richard W. Bradshaw		150,199	1,328,481	82,234	82,234(4)
Jimmy C. Tallent	—	1,479,474	5,651,569	396,581	396,581

(1)
In the event of a termination without cause or for good reason:

a.
Mr. Gilbert would forfeit all unvested restricted stock units granted in 2015,

b.
Mr. Edwards and Mr. Bradshaw would continue to vest in all respective unvested restricted stock units granted in 2015 (subject to performance conditions to the extend applicable),

c.
Mr. Tallent, Mr. Harton, Mr. Gilbert, Mr. Edwards and Mr. Bradshaw would continue to vest in all respective unvested restricted stock units granted in 2016 on the same schedule as if each was employed (subject to performance conditions to the extent applicable),

d.
Each NEO would continue to vest in all respective unvested restricted stock units granted in 2017 on the same schedule as if each was employed (subject to performance conditions to the extent applicable), and

e.
Each NEO would forfeit his restricted stock units granted in 2018 because the termination would have occurred prior to the initial restriction period of one year and thirty days from the date of grant.

Payment amounts may be reduced for awards that are subject to performance conditions.
(2)
Represents all compensation that would become due as the result of a “change in control” on December 31, 2018, including severance payments, bonuses, restricted stock unit awards, COBRA premiums and expenses and other miscellaneous items, such as life insurance premiums, auto allowances and club dues provided for under applicable award and severance agreements. United’s Severance Agreements provide that the compensation and benefits provided for under the Severance Agreements shall be reduced or modified so that such payments will not be considered excess parachute payments under Section 280G of the Code if such reduction will allow the executive to receive a greater net after tax amount than such executive would receive absent such reduction. Otherwise, the payments are not reduced. Reductions (as applicable) were applied dollar-to-dollar, first to cash compensation, so as to not reduce any portion of equity compensation. The Severance Agreements contain restrictive covenants which provide that a portion of the severance payment shall be allocated to the restrictive covenant. Because the NEOs’ termination would have occurred prior to the initial restriction period of one year and thirty days from the date of grant, the NEOs would forfeit all of their restricted stock units granted in 2018 upon termination. Therefore, 2018 grants of restricted stock units are not included in the calculations.

(3)
In the event of death or disability:

a.
Mr. Gilbert would immediately vest in all unvested restricted stock units granted in 2015,

b.
Mr. Edwards and Mr. Bradshaw would continue to vest in the unvested portion of restricted stock units granted in 2015 for the current year and the unvested portion of the grant for the subsequent year with the remaining unvested portions forfeited and

c.
Mr. Tallent, Mr. Harton, Mr. Gilbert, Mr. Edwards and Mr. Bradshaw would continue to vest in the unvested portion of restricted stock units granted in 2016 for the current year and the unvested portion of the grant for the subsequent year with the remaining unvested portions forfeited.

d.
Each NEO would continue to vest in the unvested portion of restricted stock units granted in 2017 for the current year and the unvested portion of the grant for the subsequent year with the remaining unvested portions forfeited.

e.
Each NEO would continue to vest in the unvested portion of time-based restricted stock units granted in 2018 for the current year and the unvested portion of the grant for the subsequent year with the remaining unvested portions forfeited. The first vesting date for performance-based restricted stock units granted in 2018 occurs in 2020, so the entire grant would be forfeited upon death or disability.

Payment amounts may be reduced for awards that are subject to performance conditions.
(4)
Mr. Harralson, Mr. Edwards and Mr. Bradshaw are not yet vested in their accrued benefits under the Modified Retirement Plan, no additional benefits under the plan are included in the calculations.

In order to provide for a smooth transition for the role of Chief Executive Officer from Mr. Tallent to Mr. Harton, on May 10, 2018 we entered into an Executive Transition Agreement with Mr. Tallent pursuant to which, effective July 1, 2018, Mr. Tallent resigned as our Chief Executive Officer and commenced employment as our Executive Chairman through June 30, 2019, subject to extension by mutual agreement for one or more additional one-year terms. The agreement also provides that at the end of his term as Executive Chairman, Mr. Tallent will thereafter serve as a consultant for a period of three years if his term as Executive Chairman ends on or before July 1, 2019 or for two years if his term ends after this date.
With the transition to Executive Chairman, Mr. Tallent’s annual base salary is $500,000 and he remains eligible for regular equity awards. The target value of the equity awards is 75% of Mr. Tallent’s then-applicable base salary. Mr. Tallent is also eligible to receive an annual discretionary bonus determined by the Board under our Management Incentive Plan. The target amount of the annual incentive bonus is 75% of Mr. Tallent’s then-applicable base salary, which was prorated in 2018 to take into account his base salary as CEO for the first half of the year.
During the consulting term of the agreement Mr. Tallent will receive $350,000 per year in compensation for his services and he will not be eligible for regular equity awards, although his pre-existing equity awards will continue to vest and remain outstanding as if he remained employed with United throughout this period. During this period, at Mr. Tallent’s election United will pay his and his spouse’s and eligible dependents’ medical COBRA premiums for 18 months in the same percentage as United pays the premiums for active employees under United group health plan.
The Transition Agreement also provides that during the executive chairman term and the consulting term, United will continue to pay life insurance policy premiums on behalf of Mr. Tallent.
Under the Transition Agreement, Mr. Tallent’s Change in Control Severance Agreement — See Severance Benefits under the Compensation Discussion and Analysis above — will remain in effect through the end of the consulting term. In addition, if Mr. Tallent’s service is terminated by United during the term of the Transition Agreement without “cause,” United will pay a single lump sum to Mr. Tallent equal to all salary and bonus amounts that would be due under the Transition Agreement as if such termination had not occurred and Tallent’s outstanding equity awards will continue to vest and remain outstanding as if he remained employed with United.
In consideration for the compensation to be paid under the Transition Agreement, Mr. Tallent agreed to the non-solicitation of United’s customers and their business, and United’s employees, through the end of the consulting term and the following two years.
United has no other employment or severance agreements with any of its NEOs other than the Severance Agreements. Therefore, except as described above, no severance benefit is payable and there is no continuation of benefit coverage in the event of an NEO’s voluntary or involuntary termination, retirement, disability or death.
CEO Pay Ratio Disclosure
As required by Item 402(u) of Regulation S-K, we are providing the following information:
For fiscal 2018, our last completed fiscal year:
•
The median of the annual total compensation of all employees of our company (other than Mr. Harton), was $42,551; and

•
The annual total compensation of Mr. Harton, our Chief Executive Officer was $3,056,841.

Based on this information, the ratio for 2018 of the annual total compensation of our Chief Executive Officer to the median of the annual total compensation of all employees is 72 to 1.
We completed the following steps to identify the median of the annual total compensation of all our employees and to determine the annual total compensation of our median employee and CEO:

•
As of December 31, 2018, our employee population consisted of approximately 2,169 individuals (2,168 excluding the CEO), including any full-time, part-time, temporary or seasonal employees employed on that date.

•
To find the median of the annual total compensation of all our employees (other than our CEO), we used wages from our payroll records as reported to the Internal Revenue Service on Form W-2 for fiscal 2018. In making this determination, we annualized the compensation of full-time and part-time permanent employees who were employed on December 31, 2018 but did not work for us the entire year. No full-time equivalent adjustments were made for part-time or temporary employees.

•
We identified an initial median employee using this compensation measure and methodology, which was consistently applied to all our employees included in the calculation.

•
After identifying the median employee, we added together all of the elements of such employee’s compensation for 2018 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in annual total compensation of  $42,551.

•
With respect to the annual total compensation of our CEO, we used the amount reported in the Total column of our 2018 Summary Compensation Table herein.

Director Compensation
United’s objective with regard to director compensation is to provide a competitive compensation package to attract top talent to United’s Board. Members of the Board receive an annual cash retainer fee for their service on the Board as well as incremental annual cash retainer fees relative to additional time required to fulfill committee duties and responsibilities. Cash retainer fees are paid quarterly. To assist in the determination of compensation to the directors, in 2017 the Compensation Committee engaged McLagan, a performance/reward consulting and benchmarking firm for the financial services industry, to perform a review of the director compensation. Utilizing the same Peer Group as for 2017 executive compensation, McLagan performed a market analysis and reported market compensation levels for directors. The following table, approved by the Compensation Committee, summarizes 2018 annual director cash compensation as a result of discussions with the consulting firm for the periods noted.
Director	$40,000
Lead Director	25,000
Audit Committee member	10,000
Audit Committee Chair	12,500
Risk Committee member	10,000
Risk Committee Chair	12,500
Compensation Committee member	6,000
Compensation Committee Chair	10,000
Nominating/Corporate Governance Committee Chair	6,000
Directors of the Company also serve on the Board of United Community Bank and receive no additional compensation related to their service on the Bank’s Board.
The annual cash retainer fees may be deferred pursuant to United’s Deferred Compensation Plan. No director elected to defer his or her 2018 annual director cash compensation.
Non-management directors also receive annual equity grants in the form of restricted stock units with a one-year vesting period. This retainer is compensation for services provided as directors including, but not limited to, committee membership and related responsibilities. The aggregate grant-date fair value for awards of common stock is based on the closing price as reported on the NASDAQ Capital Market as of each grant date.

In conjunction with the review by McLagan during 2017, the aggregate grant-date fair value for annual equity grants was increased from $32,500 to $40,000. Grants with an aggregate grant-date fair value of $40,024 were granted on June 1, 2018 to directors serving as of that date. In conjunction with their appointment to the Board, Mr. Drummond and Ms. Mann were awarded a pro rata grant on July 2, 2018 with an aggregate grant-date fair value of  $33,344. Ms. Cox and Mr. Shaver elected to defer his or her 2018 annual director equity compensation upon vesting.
The following table provides information regarding 2018 compensation for non-management directors that served in that capacity during 2018. The Company also reimburses directors for expenses incurred in conjunction with their Board service, including the cost of attending Board and committee meetings, although such reimbursements are not included in the table below. No management directors received compensation for their Board service during 2018.
Name	Fees Earned or Paid in Cash	Stock Awards(1)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings(2)	All Other Compensation(3)	Total
Robert H. Blalock	$60,000	$40,024	$—	$1,400	$101,424
L. Cathy Cox	82,000	40,024	—	—	122,024
Kenneth L. Daniels	68,500	40,024	—	—	108,524
Lance F. Drummond	26,500	33,344	—	—	59,844
Jennifer K. Mann	26,500	33,344	—	—	59,844
Thomas A. Richlovsky	97,500	40,024	—	—	137,524
David C. Shaver	53,000	40,024	—	1,400	94,424
Tim R. Wallis	46,000	40,024	—	1,600	87,624
David H. Wilkins	50,000	40,024	—	—	90,024

(1)
Awards of restricted stock equal to 1,221 restricted stock units were granted on June 1, 2018 which were valued at $32.78 per share, the price of United’s common stock on the date of grant. In conjunction with their appointment to the Board, Mr. Drummond and Ms. Mann were awarded restricted stock equal to 1,077 restricted stock units that were granted on July 2, 2018 which were valued at $30.96 per share, the price of United’s common stock on the date of grant. These awards will vest in August 2019.

(2)
Directors are not eligible for the Company’s Modified Retirement Plan. In addition, the Deferred Compensation Plan does not credit above-market or preferential earnings, so no amounts are included in this column with respect to the Deferred Compensation Plan.

(3)
Represents fees paid to director’s service on one or more of United’s community bank boards.

Compensation Committee Interlocks and Insider Participation
No member of the Compensation Committee has served as an officer or employee of United at any time or engaged in any transaction that would be required to be disclosed under Corporate Governance — Certain Relationships and Related Transactions.
None of United’s executive officers serve as a director or member of the Compensation Committee of any other entity that has an executive officer serving as a member of United’s Board or Compensation Committee.

Compensation Committee Report
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis included within this Proxy Statement with management. Based on such review and discussions, the Compensation Committee has recommended to the Board that it be included herein.
L. Cathy Cox, Co-Chair
Jennifer K. Mann, Co-Chair
Kenneth L. Daniels
Lance F. Drummond
David C. Shaver
Tim R. Wallis

PRINCIPAL AND MANAGEMENT SHAREHOLDERS
The table on the following page sets forth information regarding beneficial ownership of United’s voting securities. The table sets forth such information with respect to:
•
Each shareholder who is known by us to beneficially own 5% or more of our voting securities;

•
Each director and nominee for director;

•
Each NEO; and

•
All executive officers and directors as a group.

Unless otherwise indicated, the information presented is as of February 28, 2019. Beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power as of February 28, 2019. For purposes of calculating each person’s or group’s percentage ownership, all shares of Common Stock deferred in accordance with the United Community Banks, Inc. Deferred Compensation Plan as well as all Common Stock issuable through the exercise of stock options or through the vesting of restricted stock units within 60 days from February 28, 2019 are included as outstanding and beneficially owned for that person or group, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person or group.

Name and Address of Beneficial Holder	Number of Shares of Common Stock Beneficially Owned(1)	Percent of Class(2)
Beneficial Owners Of 5% Or More Of Our Voting Securities
BlackRock, Inc.(3) 55 East 52nd Street New York, NY 10055	11,648,354	14.72%
The Vanguard Group(4) 100 Vanguard Blvd. Malvern, PA 19355	7,796,995	9.85%
Directors and Nominees for Director
Jimmy C. Tallent(5)	374,864	*
Thomas A. Richlovsky(6)	21,392	*
Robert H. Blalock(7)	39,304	*
L. Cathy Cox	16,091	*
Kenneth L. Daniels	5,431	*
Lance F. Drummond	—	*
H. Lynn Harton	207,972	*
Jennifer Mann	—	*
David C. Shaver	2,527	*
Tim R. Wallis(8)	102,810	*
David H. Wilkins	2,483	*
Other NEOs
Jefferson L. Harralson	5,565	*
Bill M. Gilbert(9)	54,221	*
Robert A. Edwards	18,600	*
Richard W. Bradshaw	30,934	*
All Executive Officers & Directors As A Group (17 Persons)	936,576	1.18%

*
Represents less than 1% of the deemed outstanding shares of Common Stock as of February 28, 2019.

(1)
Reflects total amount of common stock deemed beneficially owned which, in addition to outstanding Common Stock, includes all shares of Common Stock deferred in accordance with the United Community Banks, Inc. Deferred Compensation Plan as well as all Common Stock issuable through the exercise of stock options or through the vesting of restricted stock units within 60 days from February 28, 2019.

(2)
With the exception of Blackrock, Inc. and The Vanguard Group that are footnoted separately, percentage is based on the total adjusted amount of common stock deemed beneficially owned which, in addition to outstanding Common Stock, includes all shares of Common Stock deferred in accordance with the United Community Banks, Inc. Deferred Compensation Plan as well as all Common Stock issuable through the exercise of stock options or through the vesting of restricted stock units within 60 days from February 28, 2019.

(3)
Based solely on information contained in the Schedule 13G/A filed by BlackRock, Inc. with the SEC on January 31, 2019 indicating sole voting power relative to 11,180,030 shares of Common Stock as of December 31, 2018 and sole dispositive power relative to 11,648,354 shares of Common Stock as of December 31, 2018.

(4)
Based solely on information contained in the Schedule 13G/A filed by The Vanguard Group with the SEC on February 11, 2019 indicating sole voting power relative to 83,923 shares of Common Stock, shared voting power relative to 7,124 shares of Common stock, sole dispositive power relative to 7,713,025 shares of Common Stock and shared dispositive power relative to 83,970 shares of Common Stock as of December 31, 2018.

(5)
Includes 77 shares owned by Mr. Tallent’s spouse, for which he claims beneficial ownership; and 61 shares owned by Mr. Tallent’s minor grandchildren, for which he is custodian.

(6)
Includes 21,392 shares owned by the Thomas Andrew Richlovsky Trust dated September 24, 1998 over which Mr. Richlovsky is Trustee.

(7)
Includes 1,992 shares owned by Mr. Blalock’s spouse, for which he claims beneficial ownership; and 20,121 shares owned by Blalock Insurance Agency, Inc., a company wholly owned by Mr. Blalock.

(8)
Includes 91,418 shares owned by Wallis Investment Co., LLC, a company wholly owned by Mr. Wallis.

(9)
Includes 186 shares owned by Mr. Gilbert’s spouse, for which he claims beneficial ownership.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Securities Exchange Act of 1934, as amended, requires any person who is the beneficial owner, directly or indirectly, of more than 10% of United’s common stock and any director or officer of United to file with the SEC certain reports of beneficial ownership of the common stock. Based solely on copies of such reports furnished to United and representations that no other reports were required, United believes that all applicable Section 16(a) reports were filed by these shareholders during the fiscal year ended December 31, 2018, except that (i) the purchase of shares by Mr. Wallis was not reported on a timely-filed Form 4, but such transaction was subsequently reported on Form 4, and (ii) the sale of shares by Mr. Gilbert was not reported on a timely-filed Form 4, but such transaction was subsequently reported on Form 4.

AUDIT COMMITTEE REPORT
The Audit Committee operates pursuant to an Audit Committee Charter, the current version of which was adopted by the Board in 2018 and which is annually reviewed and approved by the Board. United’s management is responsible for its internal accounting controls and the financial reporting process. United’s independent registered public accountants for 2018, PricewaterhouseCoopers LLP (“PwC”), were responsible for performing an audit of United’s consolidated financial statements in accordance with auditing standards of the Public Company Accounting Oversight Board and for expressing an opinion as to their conformity with U.S. generally accepted accounting principles. The Audit Committee’s responsibility is to monitor and oversee these processes. The Board, in its business judgment, has determined that all members of the Audit Committee are independent, as defined by the federal securities laws and the NASDAQ listing requirements.
In keeping with that responsibility, the Audit Committee has reviewed and discussed United’s audited consolidated financial statements with management and PwC. In addition, the Audit Committee has discussed with PwC the matters required to be discussed by Statement on Auditing Standards No. 61, “Communications with Audit Committee,” as currently in effect, has received the written disclosures and letter from PwC required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” and has discussed with PwC their independence. The Audit Committee is also responsible for considering whether the provision of any non-audit services provided by PwC would impair their independence. Certain subscription services provided by PwC during 2018 were considered to be non-audit services.
The Audit Committee also discussed with management, United’s internal auditors and PwC the quality and adequacy of United’s internal controls over financial reporting and the internal audit function’s organization, responsibilities, budget and staffing. It reviewed management’s assessment of such internal controls and PwC’s attestation thereof. The Audit Committee reviewed both with PwC and internal auditors their audit plans, audit scope and identification of audit risks.
Members of the Audit Committee rely, without independent verification, on the information provided to them and on the representations made by management and PwC. Accordingly, the Audit Committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations and discussions referred to above do not provide assurance that the audit of United’s financial statements has been carried out in accordance with the standards of the Public Company Accounting Oversight Board, that the financial statements are presented in accordance with U.S. generally accepted accounting principles or that United’s auditors are in fact independent.
Based on the reports and discussions described in this report, and subject to the limitations on the role and responsibilities of the Audit Committee referred to above and in the Audit Committee Charter, the Audit Committee recommended to the Board that the audited consolidated financial statements of United be included in the Annual Report on Form 10-K for the year ended December 31, 2018 for filing with the SEC.
This report is respectfully submitted by the Audit Committee of the Board.
Thomas A. Richlovsky, Chair
Robert H. Blalock
Kenneth L. Daniels
Jennifer K. Mann
David C. Shaver

PROPOSAL 2
APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION
OF OUR NAMED EXECUTIVE OFFICERS
Pursuant to Section 14A of the Securities Exchange Act of 1934, United is asking its shareholders to approve, on an advisory basis, the compensation of its Named Executive Officers as described in this Proxy Statement. This proposal, commonly known as a “say-on-pay” proposal, gives United’s shareholders the opportunity to express their views on the compensation of United’s Named Executive Officers.
The purpose of the Company’s compensation policies and procedures is to attract and retain experienced and highly-qualified executives critical to our long-term success and enhancement of shareholder value, while at the same time avoiding the encouragement of unnecessary or excessive risk-taking. The Board believes our compensation policies and procedures achieve this objective. We encourage you to closely review Compensation of Executive Officers and Directors — Compensation Discussion and Analysis and Compensation and Directors included in this Proxy Statement for more information on our Named Executive Officers’ compensation.
Our Board recommends that our shareholders vote in favor of the following resolution:
“Resolved, that the compensation of our Company’s Named Executive Officers, as disclosed pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the compensation tables and any related material disclosed in this Proxy Statement, is hereby approved.”
Even though this “say-on-pay” vote is advisory and, therefore, will not be binding on United, the Compensation Committee and the Board value the opinions of United’s shareholders. Accordingly, to the extent there is a significant vote against the compensation of the Named Executive Officers, the Board will consider the shareholders’ concerns, and the Compensation Committee will evaluate what actions may be necessary or appropriate to address those concerns.
Vote Required
The affirmative vote of a majority of the votes cast by the holders of the shares entitled to vote at an Annual Meeting at which a quorum is present is required to approve, on an advisory basis, the “say-on-pay” resolution supporting the compensation of our Named Executive Officers. Accordingly, any abstention or broker non-vote will count as a vote against the proposal.
Recommendation
The Board recommends you vote “FOR” the approval, on an advisory basis, of this resolution related to the compensation of our Named Executive Officers.

PROPOSAL 3
RATIFICATION OF THE APPOINTMENT OF UNITED’S INDEPENDENT
REGISTERED PUBLIC ACCOUNTANT
General
The Audit Committee of the Board has appointed PwC to serve as United’s independent registered public accountant during the year ended December 31, 2018. The Board will present at the 2018 Annual Meeting a proposal that such appointment be ratified.
Vote Required
Each proxy executed and returned by a shareholder will be voted as specified thereon by the shareholder. If no specification is made, the proxy will be voted “FOR” the proposal to ratify the appointment of PwC to act as the United’s independent registered public accountant for 2019. The proposal to ratify the appointment of PwC is approved if a majority of the votes cast by the holders of the shares entitled to vote at a meeting at which a quorum is present are voted for the proposal.
Neither United’s Articles nor Bylaws require that the shareholders ratify the appointment of PwC as its independent auditors. United is doing so because it believes it is a matter of good corporate practice. Should the shareholders not ratify the selection, the Audit Committee of the Board will reconsider its determination to retain PwC but may elect to continue the engagement. Even if the selection is ratified, the Audit Committee, in its discretion, may change the appointment at any time during the year if it determines that the change would be in the best interests of United and its shareholders.
Recommendation
The Board unanimously recommends a vote “FOR” the ratification of the appointment of United’s independent registered public accountant.

OTHER MATTERS
Independent Registered Public Accountants
PwC was the principal independent registered public accountant for United during the years ended December 31, 2018 and 2017. Representatives of PwC are expected to be present at the 2019 Annual Meeting and will have the opportunity to make a statement if they desire to do so and to respond to appropriate questions. During 2018 and 2017, United was billed the following amounts for services rendered by PwC:
	2018	2017
Audit fees	$1,281,800	$1,155,500
Audit-related fees	194,000	484,000
Tax fees	—	—
All other fees	2,700	2,700
Total fees	$1,478,500	$1,642,200

Audit Fees
This category includes fees for professional services for the integrated audits of United’s consolidated financial statements including the audits of the effectiveness of our internal control over financial reporting, reviews of the financial statements included in United’s Quarterly Reports on Form 10-Q, statutory audits or financial statement audits of subsidiaries and comfort letters and consents related to registration statements filed with the SEC.
Audit-Related Fees
This category primarily includes fees billed for acquisition-related services that are reasonably related to the performance of the audit of United’s consolidated financial statements and effectiveness of internal control and are not reported within the audit fees category above. In 2018, these services related to PWC’s consent for our prospectus filed with the SEC on April 20, 2018 as well as services related to United’s acquisition of Navitas. In 2017, these services related to United’s acquisition of Horry County State Bank and Four Oaks.
Tax Fees
There were no tax services provided by PwC in 2018 or 2017.
All Other Fees
Certain subscription services provided by PwC during 2018 and 2017 were considered to be non-audit services.
The Audit Committee pre-approves all audit and non-audit services performed by PwC. The Audit Committee specifically approves the annual audit services engagement and has generally approved the provision of certain audit-related services and tax services by PwC. Certain non-audit services that are permitted under the federal securities laws may be approved from time to time by the Audit Committee.
Expenses of Solicitation
The cost of solicitation of proxies will be borne by United. United may reimburse brokers, banks, nominees and other fiduciaries for postage and reasonable clerical expenses of forwarding the Proxy Materials to their principals who are beneficial owners of shares of common stock.
Shareholder Proposals and Recommendations for Director Nominees
No proposals or recommendations for director nominations by non-management have been presented for consideration at the 2019 Annual Meeting.

United expects that its 2020 Annual Meeting will be held in May 2020. Any proposals or director recommendations by non-management shareholders intended for presentation at the 2020 Annual Meeting must be received by United at its principal executive offices, attention of the Secretary, no later than November 25, 2019 to be considered for inclusion in the proxy statement for the 2020 Annual Meeting. For any other shareholder matter intended to be presented for action at the 2020 Annual Meeting, United must receive a shareholder’s notice on or before the later of 14 days prior to the 2020 Annual Meeting or five days after the Notice of Annual Meeting of Shareholders for the 2020 Annual Meeting is provided to the shareholders.
Information Incorporated by Reference
The SEC allows us to “incorporate by reference” information we file with it, which means that we can disclose important information to you by referring you to other documents. The information incorporated by reference is considered to be a part of this Proxy Statement, and information that we file later with the SEC will automatically update and supersede this information. You should rely on the later information over different information included in this Proxy Statement. We incorporate by reference herein our Annual Report on Form 10-K for the fiscal year ended December 31, 2018 filed with the SEC on February 27, 2019.
We incorporate by reference all future filings we make with the SEC under Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 after the initial filing date of this Proxy Statement and prior to the date of the 2019 Annual Meeting except to the extent that any information contained in such filings is deemed “furnished” rather than “filed” in accordance with SEC rules.
Documents incorporated by reference are available from United without charge. You may obtain documents incorporated by reference in this Proxy Statement by requesting them in writing, Investor Relations, United Community Banks, Inc., 125 Highway 515 East, Blairsville, Georgia 30514-0398, or by telephone, (866) 270-5900. The incorporated documents listed above can also be accessed through United’s website, www.ucbi.com. Neither our website nor the information on our website is included or incorporated in, or is a part of, this Proxy Statement.
Other Business
The Board does not know of any other matters to be presented at the 2019 Annual Meeting. If any additional matters are properly presented, the persons named in the proxy will have discretion to vote in accordance with their own judgment on such matters.

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY E66000-P19314 For All Withhold All For All Except For Against Abstain To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below. UNITED COMMUNITY BANKS, INC. P.O. BOX 398 BLAIRSVILLE, GA 30514-0398 01) Robert H. Blalock 02) L. Cathy Cox 03) Kenneth L. Daniels 04) Lance F. Drummond 05) H. Lynn Harton 06) Jennifer K. Mann 07) Thomas A. Richlovsky 08) David C. Shaver 09) Tim R. Wallis 10) David H. Wilkins 3. Ratification of the appointment of PricewaterhouseCoopers LLP as independent registered public accountant for 2019. Please indicate if you plan to attend this meeting 1. Election of ten directors to constitute the Board of Directors to serve until the next Annual Meeting and until their successors are elected and qualified; 2. Approval, on an advisory basis, of the compensation of our Named Executive Officers as disclosed in the Proxy Statement; and Nominees: UNITED COMMUNITY BANKS, INC. The Board of Directors recommends you vote FOR the following: The Board of Directors recommends you vote FOR proposals 2 and 3. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Yes No VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on May 3, 2019 for shares held in a Plan. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on May 3, 2019 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

E66001-P19314 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. UNITED COMMUNITY BANKS, INC. Annual Meeting of Shareholders May 8, 2019 1:00 PM This proxy is solicited by the Board of Directors The shareholder(s) hereby appoint(s) Jimmy C. Tallent and Thomas A. Richlovsky, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of UNITED COMMUNITY BANKS, INC. that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 1:00 PM, EDT on May 8, 2019, at The Ridges Resort, 3499 Highway 76 West, Young Harris, GA, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. Continued and to be signed on reverse side